EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of May 31, 2005, by and among: QUEST SOFTWARE, INC., a California corporation (“Parent”); VELOCITY MERGER CORP., a Utah corporation and a wholly owned subsidiary of Parent (“Merger Sub”); VINTELA, INC., a Utah corporation (the “Company”); the stockholders of the Company identified on Schedule I (collectively, the “Key Stockholders”); and THE CANOPY GROUP, INC., a Utah corporation, as the Stockholders’ Representative (the “Stockholders’ Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Utah Revised Business Corporation Act (“UBCA”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain employees of the Company are entering into Noncompetition Agreements in favor of Parent (the “Noncompetition Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the UBCA.

1.3 Closing; Effective Time. Subject to the provisions of Section 9.1, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California, on a date to be designated by Parent, (of which Parent shall provide no less than two days’ prior written notice to the other parties hereto), which shall be as soon as reasonably practicable after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the UBCA and otherwise satisfactory in form and substance to Parent and the Company (the “Articles of Merger”) shall be duly executed by the Company and Merger Sub at or prior to the Closing and, concurrently with or as soon as practicable following the Closing, the Articles of Merger shall be filed with the Utah Division of Corporations and Commercial Code. The Merger shall become effective at the time of the filing of the Articles of Merger with the Utah Division of Corporations and Commercial Code or at such later time as may be specified in the Articles of Merger with the mutual consent of Parent and the Company prior to the Closing (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time: (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent; (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent; and (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be those individuals designated by Parent in its sole discretion.

1.5 Conversion of Shares.

(a) Subject to Sections 1.5(c), 1.5(d), 1.5(f), 1.9 and 10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) each share of Company Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Preferred Stock Per Share Closing Amount (as defined in Section 1.5(b));

(ii) each share of Company Series B Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Preferred Stock Per Share Closing Amount (as defined in Section 1.5(b));

(iii) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Common Stock Per Share Closing Amount (as defined in Section 1.5(b)); and

(iv) each share of the common stock, no par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

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The amount of cash that each Non-Dissenting Stockholder is entitled to receive for such Non-Dissenting Stockholder’s shares of Company Capital Stock in the Merger shall be rounded to the nearest whole cent.

(b) For purposes of this Agreement:

(i) The “Aggregate Exercise Amount” shall be the sum, without duplication, of (A) the aggregate dollar amount actually received by the Company as purchase price for the exercise of Company Options between the date of this Agreement and the Closing Date, plus (B) the aggregate dollar amount payable to the Company as purchase price for the exercise of all vested or unvested unexercised Company Options that are outstanding immediately prior to the Effective Time.

(ii) The “Aggregate Transaction Value” shall be (A) $75,000,000, plus (B) the Closing Cash Amount, minus (C) any portion of the Aggregate Transaction Expense Amount that remains unpaid immediately prior to the Closing.

(iii) The “Closing Cash Amount” shall be an amount equal to the amount by which (A) the balance of the Company’s cash and cash equivalents immediately prior to the Closing (excluding the portion of such cash and cash equivalents that the Company would not hold but for any acceleration or factoring of receivables or other transaction outside the ordinary course of business consistent with past practice, whether or not permitted by this Agreement) but not less than zero exceeds (B) the sum of (x) the aggregate dollar amount actually received by the Company as purchase price for the exercise of Company Options between the date of this Agreement and the Closing Date, plus (y) any cash proceeds from any divestiture, sale, disposition or other action described in the last sentence of Section 6.1.

(iv) The “Common Stock Per Share Closing Amount” shall be determined by dividing (A) the remainder of (1) the sum of the Aggregate Transaction Value plus the Aggregate Exercise Amount minus (2) the Preferred Stock Preference Amount by (B) the Fully Diluted Company Share Number.

(v) The “Fully Diluted Company Share Number” shall be the sum, without duplication, of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other Contract and including any such shares subject to issuance pursuant to Company Options exercised prior to the Effective Time), (B) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to Company Options that are outstanding immediately prior to the Effective Time and which have not been exercised prior to the Effective Time, (C) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to warrants and other rights (other than Company Options) to acquire shares of Company Common Stock (whether or not immediately exercisable) outstanding immediately prior to the Effective Time, (D) the aggregate number of shares of Company Common Stock issuable upon the conversion of Company Preferred Stock outstanding immediately prior to the Effective Time, (E) the aggregate number of shares of Company Common Stock issuable upon

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the conversion of Company Preferred Stock purchasable under or otherwise subject to warrants and other rights to acquire shares of Company Preferred Stock (whether or not immediately exercisable) outstanding immediately prior to the Effective Time and (F) the aggregate number of shares of Company Common Stock issuable upon the conversion of any convertible securities of the Company (other than shares of Company Preferred Stock or other securities described above in this definition of Fully Diluted Company Share Number) outstanding immediately prior to the Effective Time.

(vi) The “Merger Consideration” shall be the consideration that a Non-Dissenting Stockholder of the Company is entitled to receive pursuant to this Section 1.5 in exchange for such Non-Dissenting Stockholder’s shares of Company Capital Stock.

(vii) The “Preferred Stock Per Share Closing Amount” shall be equal to the sum of (A) $0.25 (subject to adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by the Company prior to the Effective Time) plus (B) the Common Stock Per Share Closing Amount.

(viii) The “Preferred Stock Preference Amount” shall be equal to the product of (A) $0.25 (subject to adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by the Company prior to the Effective Time) multiplied by (B) the aggregate number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

(c) At the Effective Time, Parent shall withhold from the Merger Consideration otherwise payable to each Non-Dissenting Stockholder pursuant to Section 1.5(a) an amount equal to the product of (1) the Escrow Percentage of each such Non-Dissenting Stockholder multiplied by (2) $10,000,000 and shall deliver such amount to the Escrow Agent as a contribution to the Escrow Fund on behalf of such Non-Dissenting Stockholder. The Escrow Fund (1) shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement, (2) shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or other judicial process of any creditor of any Person, and (3) shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

(d) If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract under which the Company has any rights, then the Merger Consideration delivered in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and need not be paid or otherwise delivered to the former holder of such shares of Company Capital Stock until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates. The Company shall, prior to the Effective Time, take all action that may be reasonably necessary to ensure that (and Parent shall have the right, from and after the Effective Time, to take all action that may be necessary to ensure that): (1) such Merger Consideration shall remain so unvested and subject to such repurchase option, risk of forfeiture or other condition; (2) such Merger Consideration need

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not be paid or otherwise delivered until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates; and (3) Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

(e) In the event the Company at any time or from time to time between the date of this Agreement and the Effective Time declares or pays any dividend on Company Capital Stock payable in Company Capital Stock or in any right to acquire Company Capital Stock, or effects a subdivision of the outstanding shares of Company Capital Stock into a greater number of shares of Company Capital Stock, or in the event the outstanding shares of Company Capital Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Company Capital Stock, then the amounts payable in respect of shares of Company Capital Stock pursuant to Section 1.5(a) shall be appropriately adjusted.

1.6 Employee Stock Options.

(a) At the Effective Time, all outstanding unexercised Company Options, whether vested or unvested, shall be assumed by Parent in accordance with the terms of the Company Option Plan and in accordance with the terms of the stock option agreements by which such Company Options are evidenced. All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock; and, from and after the Effective Time:

(i) each assumed Company Option may be exercised solely for shares of Parent Common Stock;

(ii) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Option Exchange Ratio (as defined below), and rounding to the nearest whole number of shares of Parent Common Stock;

(iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each assumed Company Option shall be the amount determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Option Exchange Ratio, and rounding the resulting exercise price to the nearest whole cent, and

(iv) all restrictions on the exercise of each such Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of each assumed Company Option shall otherwise remain unchanged; provided, however, that each assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time.

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For purposes of this Agreement, (I) each Company Option assumed by Parent in accordance with this Section 1.6(a) shall be referred to as an “Assumed Option,” and (II) the “Option Exchange Ratio” shall be the fraction having a numerator equal to the Common Stock Per Share Closing Amount and having a denominator equal to the volume weighted average trading price of a share of Parent Common Stock as reported on the Nasdaq National Market for the 10 trading days immediately prior to the Closing Date (the “Parent Closing Date Stock Price”).

(b) After the Effective Time, Parent will send to each holder of an Assumed Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such Assumed Option and (ii) the exercise price per share payable to Parent upon the exercise of such Assumed Option. Parent shall file with the SEC, as soon as reasonably practicable after the Closing Date (and in any event within 30 days after the Closing Date), a registration statement on Form S-8 registering the Parent Common Stock underlying the Assumed Options.

(c) The Company shall take all actions that may be necessary, or that Parent considers appropriate (as disclosed to the Company by Parent in writing prior to the Closing), under the Company Option Plan and otherwise, in each case prior to the Closing, to effectuate the provisions of this Section 1.6 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect to such Company Options other than those specifically provided in this Section 1.6.

1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8 Surrender of Certificates.

(a) At or prior to the Closing, Parent will deliver to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (a “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. The parties hereto acknowledge and agree that if any Non-Dissenting Stockholder delivers to

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Parent at the Closing one or more Company Stock Certificates with duly executed Letters of Transmittal and such other documents as may be reasonably required by Parent, then Parent shall use commercially reasonable efforts to deliver the Merger Consideration with respect to such Company Stock Certificate to such Non-Dissenting Stockholder at the Closing or within two business days after the Closing Date. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(b) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise deliverable to any holder or former holder of Company Capital Stock pursuant to this Agreement such amounts as Parent or the Surviving Corporation determines in good faith are required to be deducted or withheld therefrom under the Code or under any other Legal Requirement relating to Taxes. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock or any other person with respect to any Merger Consideration delivered to any public official in good faith pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Capital Stock held by a holder who has made a demand for payment of the fair value of such shares in accordance with Part 13 of the UBCA (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s dissenters’ rights under Part 13 of the UBCA with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the UBCA to a holder of Dissenting Shares.

(b) Subject to Section 1.5(c), if any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

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(c) The Company shall give Parent (i) prompt written notice of any written demand for payment received by the Company prior to the Effective Time pursuant to the dissenters’ rights provisions of the UBCA, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the UBCA, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer.

(d) To the fullest extent permitted by applicable Legal Requirements, each Key Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, any dissenters’ rights, right of appraisal or any similar right relating to the Merger that such Key Stockholder may have by virtue of, or with respect to, any shares of Company Capital Stock or other securities of the Company owned by such Key Stockholder.

1.10 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise set forth on the numbered or lettered Part of the Disclosure Schedule corresponding to each representation or warranty below, or as otherwise set forth elsewhere in the Disclosure Schedule where it is readily apparent from such disclosure that such information is applicable to such representation or warranty below, the Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

2.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries, except for the corporations identified in Part 2.1(a) of the Disclosure Schedule; and neither the Company nor any of the other corporations identified in Part 2.1(a) of the Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (which jurisdiction is set forth in Part 2.1(b) of the Disclosure Schedule) and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

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(c) As of the date of this Agreement, none of the Acquired Corporations is required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule. The Acquired Corporations are in good standing as foreign corporations in each jurisdiction in which such qualification, authorization, registration or licensing is necessary, except where the failure to be so qualified, authorized, registered or licensed would not result in a Material Adverse Effect.

(d) The Company has not, and none of the other Acquired Corporations has since the date it was acquired or formed by the Company conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Vintela, Inc.” and the names set forth in Part 2.1(a) of the Disclosure Schedule.

(e) Part 2.1(e) of the Disclosure Schedule accurately sets forth, as of the date of this Agreement: (i) the names of the members of the board of directors of each of the Acquired Corporations; and (ii) the names and titles of the officers of each of the Acquired Corporations.

2.2 Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (a) the articles of incorporation, bylaws and other charter and organizational documents of each Acquired Corporation, including all amendments thereto; (b) the stock records of each Acquired Corporation from its inception through the date of this Agreement; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Corporation, the board of directors of each Acquired Corporation and all committees of the board of directors of each Acquired Corporation, each from such Acquired Corporation’s inception through the date of this Agreement. The books of account, stock records, minute books and other records of the Acquired Corporations are accurate, up-to-date and complete in all material respects.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 39,016,926 shares of Company Common Stock, of which 135,240 shares have been issued and are outstanding as of the date of this Agreement, 15,689,299 shares of Company Series A Preferred Stock, of which 15,689,298 shares have been issued and are outstanding as of the date of this Agreement and 12,000,000 shares of Company Series B Preferred Stock, of which no shares have been issued or are outstanding as of the date of this Agreement. Part 2.3(a) of the Disclosure Schedule sets forth, with respect to each Person who is a holder of shares of Company Common Stock or Company Series A Preferred Stock, or is a holder of any securities, instruments or obligations that are or may be convertible into shares of Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock, accurate and complete information

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regarding the number of such shares, or the principal amount of the obligations convertible into such shares (and the number of shares into which such convertible obligations are convertible), held by such Person as of the date of this Agreement (excluding Company Options). All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a) of the Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal or similar right in favor of the Company or any other Person; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or any other securities. Part 2.3(a) of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of the shares of Company Capital Stock is subject.

(b) As of the date of this Agreement, 11,192,380 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options. Part 2.3(b) of the Disclosure Schedule sets forth accurate and complete information with respect to the holder, the vesting, the exercise price, the expiration date, the shares underlying and the tax status of each Company Option outstanding as of the date of this Agreement. All outstanding Company Options were granted pursuant to the terms of the Company Option Plan. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which any of the Acquired Corporations has ever granted stock options from each such Acquired Corporation’s inception through the date of this Agreement, and the forms of all stock option agreements evidencing such options. The Company Option Plan is binding upon and enforceable by the Company against all holders of Company Options.

(c) Except as set forth in Part 2.3(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive (A) any shares of capital stock or other securities of any of the Acquired Corporations, or (B) any portion of any Merger Consideration payable in connection with the Merger.

(d) All outstanding shares of capital stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in the applicable Contracts relating to such issuance or grant.

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(e) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company, free and clear of any Encumbrances, other than restrictions imposed by applicable federal and state securities laws.

(f) None of the Acquired Corporations has ever repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or securities of any Acquired Corporation, other than Company Options forfeited by Company Employees in connection with the termination of a Company Employee’s employment with an Acquired Corporation. All securities so reacquired by the Company or any other Acquired Corporation were reacquired in compliance in all material respects with (i) all applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts relating to such acquisition.

2.4 Financial Statements; Financial Controls.

(a) The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2003 and 2004 and the related unaudited consolidated statements of income, statements of stockholders’ equity and statements of cash flows of the Company and its consolidated Subsidiaries for the four months then ended in the case of fiscal year ended December 31, 2003, and the year then ended in the case of fiscal year ended December 31, 2004, together with the notes thereto; and (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2005 (the “Interim Balance Sheet”), and the related unaudited consolidated statement of income, statement of stockholders’ equity and statement of cash flows of the Company and its consolidated Subsidiaries for the two-month period then ended.

(b) The Company Financial Statements fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. The Company Financial Statements have been prepared from and in a manner consistent with and that accurately reflect the books and records of the Company throughout the periods covered.

(c) The financial statements to be delivered pursuant to Section 5.1 (i) will be accurate and complete in all material respects and (ii) will fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby.

(d) None of the Acquired Corporations is a party to any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K of the SEC).

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(e) Each of the Acquired Corporations maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its consolidated Subsidiaries and to maintain accountability for the assets of the Acquired Corporations; (iii) access to the assets of the Acquired Corporations is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of the Acquired Corporations is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, and except for actions expressly set forth on Schedule 5.2, since March 31, 2005: (a) there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect; (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Acquired Corporations (whether or not covered by insurance); (c) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since March 31, 2005, exceeds $100,000 in the aggregate; (d) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness; (e) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices (including any acceleration of the collection of receivables or any delay in the payment of payables); (f) none of the Acquired Corporations has taken any action of the type referred to in Section 5.2(b); and (g) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(f)” of this sentence.

2.6 Title to Assets. The Acquired Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them, including: (a) all assets reflected on the Interim Balance Sheet; (b) all assets referred to in Parts 2.1(a) and 2.9 of the Disclosure Schedule and all of the Company’s rights under the Material Contracts; and (c) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Acquired Corporation, and (iii) liens described in Part 2.6 of the Disclosure Schedule.

2.7 Bank Accounts; Receivables; Customers.

(a) Part 2.7(a) of the Disclosure Schedule provides an accurate list as of the date of this Agreement of each account maintained by or for the benefit of the Acquired Corporations at any bank or other financial institution.

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(b) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 2005 and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and, to the Knowledge of the Company, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $10,000 in the aggregate).

(c) Part 2.7(c) of the Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business.

(d) The Company has not received any written notice or (to the Knowledge of the Company) other communication indicating that any customer or development partner intends to cease dealing with any of the Acquired Corporations or otherwise intends to reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels in any material respect.

2.8 Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate in all material respects for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. No Acquired Corporation owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Disclosure Schedule.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Disclosure Schedule accurately identifies or describes:

(i) each Company Product currently being developed, manufactured, marketed, distributed, licensed, sold or made available (as part of service bureau, time-sharing, application service provided or similar arrangement or otherwise) by any of the Acquired Corporations;

(ii) (A) each item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(iii) (A) all Intellectual Property Rights or Intellectual Property licensed to each of the Acquired Corporations (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use

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software license, (2) is not incorporated into any Company Product or used by any Acquired Corporation in the development or compilation from source code into object or executable code of, any Company Product, and (3) is generally available on standard terms for less than $15,000), (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to such Acquired Corporation and (C) whether the license or licenses so granted to the Acquired Corporations are exclusive or nonexclusive;

(iv) (A) each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP (other than End User Licenses in the Company’s or the Acquired Corporation’s standard form thereof at the time of licensing), and (B) whether the licenses or rights so granted are exclusive or nonexclusive; and

(v) all Third Party Software.

(b) The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by any of the Acquired Corporations (and, solely for purposes of this subparagraph (b), Center 7, Inc., and solely for the purposes of subparagraph (b)(i), The SCO Group, Inc.) at any time, including each standard form of: (i) end user license agreement or terms; (ii) development agreement; (iii) distributor, reseller or sales representative agreement; (iv) maintenance or support agreement or terms; (v) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (vi) consulting, independent contractor or professional services agreement; or (vii) confidentiality or nondisclosure agreement. Part 2.9 of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent.

(c) The Acquired Corporations exclusively own all right, title and interest to and in all Company IP free and clear of any Encumbrances (other than licenses, rights and Encumbrances granted pursuant to the Contracts listed in Part 2.9(a) of the Disclosure Schedule and other than End User Licenses in the Company’s or Acquired Corporation’s standard form thereof at the time of licensing), it being understood that this representation and warranty is not intended to be, and shall not be construed as, a representation or warranty of non-infringement of patents nor a representation or warranty that the Acquired Corporations exclusively own any patent rights (including any patent application or patent) that is owned by any Person who is not a current or former employee, officer or director of any Acquired Corporation and that is not identified (or required to be identified) in Part 2.9 of the Disclosure Schedule as owned by an Acquired Corporation. Without limiting the generality of the foregoing:

(i) all Intellectual Property Rights (including patent rights) in the Company Products that were at any time owned or controlled by The Canopy Group, Inc., Angel Partners, Center 7, Inc., The SCO Group, Inc. or Volution Technology, Inc. have been unconditionally and irrevocably assigned to the Acquired Corporations and none of the Acquired Corporations has or will have any obligation of any nature (whether fixed, contingent or otherwise) to make any payment or provide any other consideration for such assignments (other than obligations that have been fully discharged, performed and satisfied prior to the date of this Agreement);

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(ii) all documents and instruments necessary to establish, secure and perfect the rights of the Acquired Corporations in their Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(iii) each Person who is or was an employee or independent contractor of any of the Acquired Corporations (or any Predecessor Corporation) and who is or was involved in the creation or development of any Company Product or any Company IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Acquired Corporation (or any Predecessor Corporation) for which such Person is or was an employee or independent contractor and confidentiality provisions protecting the Company IP;

(iv) no Company Employee has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(v) no employee or independent contractor of any of the Acquired Corporations is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such Acquired Corporation; or (B) to the Knowledge of the Company, in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality as a result of his or her employment or activities with such Acquired Corporation;

(vi) no funding, facilities or personnel of any Governmental Body or college, university or other education institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Product or any Company IP;

(vii) each of the Acquired Corporations has taken all customary (for a company of the size and nature of the Company) and commercially reasonable steps required to protect the Acquired Corporations’ source code and confidential information (including the Acquired Corporations’ rights in the source code for the Company Products and any other Company IP that any Acquired Corporation holds, or purports to hold, as a trade secret) and to prevent unauthorized use thereof by any other Person, and Part 2.9(c) of the Disclosure Schedule describes the protection procedures followed and other measures taken by the Acquired Corporations since the formation of the Company to protect such source code and confidential information;

(viii) none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person;

(ix) none of the Acquired Corporations is bound by, and no Company IP is subject to, any Contract to which an Acquired Corporation is a party or of which an Acquired Corporation has Knowledge, containing any covenant or other provision that in any way limits or restricts the ability of any of the Acquired Corporations to use, exploit, assert, or enforce any Company IP anywhere in the world; and

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(x) the Acquired Corporations own or otherwise have (by license or otherwise), and immediately after the Closing the Surviving Corporation will continue to have (by ownership, license or otherwise), all Intellectual Property Rights (other than patent rights and trademark, service mark and trade name rights) needed to conduct the business of the Acquired Corporations as currently conducted and currently planned by the Company to be conducted, and to the Knowledge of the Company, the Acquired Corporations own or otherwise have (by license or otherwise), and immediately after the Closing the Surviving Corporation will continue to have (by ownership, license or otherwise), all patent rights and trademark, service mark and trade name rights needed to conduct the business of the Acquired Corporations as currently conducted and currently planned by the Company to be conducted.

(d) All Company IP is valid and enforceable (except that no representation or warranty is made in this sentence concerning the validity or enforceability of any pending applications for patents or for other Registered IP). Without limiting the generality of the foregoing:

(i) to the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by any of the Acquired Corporations conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(ii) to the Knowledge of the Company, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) of any Acquired Corporation;

(iii) each item of an Acquired Corporation’s Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each such item of Registered IP in full force and effect have been made by the applicable deadline;

(iv) Part 2.9(d) of the Disclosure Schedule accurately identifies or describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each item of Company IP that is Registered IP in full force and effect;

(v) the Company has provided to Parent complete and accurate copies of all applications, correspondence to, with or from a Governmental Body, and other material documents written or received by an Acquired Corporation or its Representative (other than documents constituting attorney-client privileged communications) related to each such item of Registered IP;

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(vi) to the Knowledge of the Company and to the knowledge of any employee or attorney of any Acquired Corporation, no interference, opposition, reissue, reexamination or other Proceeding of any nature is or has been pending or, to the Knowledge of the Company and to the knowledge of any employee or attorney of any Acquired Corporation, threatened, in which the scope, validity or enforceability of any Company IP is being, has been or could reasonably be expected to be contested or challenged;

(vii) none of the Acquired Corporations has engaged in patent or copyright misuse or inequitable conduct with respect to any Company IP; and

(viii) to the Knowledge of the Company, no other facts or circumstances exist that could reasonably be expected to render any Company IP invalid or unenforceable.

(e) Neither the execution, delivery or performance of this Agreement or any of the agreements referred to in this Agreement nor the consummation of any of the transactions contemplated herein or therein will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f) To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Part 2.9(f) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations regarding any actual, alleged or suspected infringement or misappropriation of any Company IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g) None of the Acquired Corporations has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right (other than patent, trademark, service mark and trade name rights) of any other Person, and to the Knowledge of the Company none of the Acquired Corporations have ever infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any patent, trademark, service mark, or trade name right of any other Person; in each case excluding any infringement, misappropriation or violation of Intellectual Property Rights (including patent rights) to the extent attributable to Third-Party Software unless and only to the extent that the Company has Knowledge of such infringement, misappropriation or violation. Without limiting the generality of the foregoing:

(i) no Company Product, no Company Software and no Company IP ever owned, used or developed by any of the Acquired Corporations has ever infringed, misappropriated or otherwise violated any Intellectual Property Right (other than patent, trademark, service mark and trade name rights) of any other Person, and to the Knowledge of the

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Company, no Company Product, no Company Software and no Company IP ever owned, used or developed by any of the Acquired Corporations has ever infringed or otherwise violated any patent right of any other Person;

(ii) to the Knowledge of the Company and to the knowledge of any employee or attorney of any Acquired Corporation, no infringement, misappropriation or similar claim or Proceeding is pending or has been threatened against any of the Acquired Corporations or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Proceeding;

(iii) none of the Acquired Corporations (and to the Knowledge of the Company, no Predecessor Corporations) has ever received any written notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or violation by any Acquired Corporation, Company Employee, Company Product or Company Software of any Intellectual Property Right of another Person;

(iv) none of the Acquired Corporations is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the standard forms of Company IP Contracts described in Section 2.9(b));

(v) none of the Acquired Corporations has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to the standard forms of Company IP Contracts described in Section 2.9(b)); and

(vi) to the Knowledge of the Company and to the knowledge of any employee or attorney of any Acquired Corporation, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations; or (B) the development, manufacturing, distribution, support, provision or sale of any Company Product.

(h) None of the Company Products contains any programming defect, error or bug that is outside the scope of programming defects, errors and bugs typically corrected in the normal course of the Acquired Corporation’s software maintenance procedures and programs and that, if such defect, error or bug were not corrected, would have a material adverse effect on the Acquired Corporations’ ability to continue marketing and selling (or licensing) the Company Product in question with the same level of success that the Acquired Corporations have previously marketed and sold (or licensed) such Company Product. The Company maintains a list to which developers report all discovered programming defects, errors and bugs for the latest version of the Company Products and this list is maintained on a continuous basis. The Company has provided to Parent a complete and accurate copy of this list as of May 25, 2005.

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(i) None of the Company Products contains any Harmful Code. To the Knowledge of Company and to the knowledge of Company’s IT Manager, Ben Bush, no Third Party Software or any software distributed or used by an Acquired Corporation contains any Harmful Code. The Company has taken commercially reasonable efforts to scan the Company Products, Third Party Software and such other software (other than non-proprietary or open source software made available to others at no charge from Company’s Resource Central web site) for Harmful Code using commercially available virus scanning software.

(j) None of the Company Products is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Company Product on, the disclosure, licensing or distribution of any source code for any portion of such Company Product; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product.

(k) No source code for any Company Product has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of one of the Acquired Corporations. None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Product to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Product to any other Person.

2.10 Contracts.

(a) Part 2.10(a) of the Disclosure Schedule identifies each “Material Contract” (other than End User Licenses) of the Acquired Corporations as of the date of this Agreement. For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract” of the Acquired Corporations:

(i) any Contract (A) relating to the employment of, or the performance of services by, any employee, consultant or independent contractor, (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 to any current or former employee or director;

(ii) any Company IP Contract (including End User Licenses) and any other Contract relating to the acquisition, sale, transfer or development of any Intellectual Property or Intellectual Property Right, other than any Contract pursuant to which any such Intellectual Property or Intellectual Property Rights are licensed to the Acquired Corporations under any third party “shrink-wrap,” “click through” or other “off-the-shelf” software license generally available to the public;

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(iii) any Contract relating to the acquisition, sale, spinoff or outsourcing of any business unit or material operation or product line;

(iv) any Contract that provides for indemnification of any officer, director, employee or agent;

(v) any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with, or solicit any customer of, any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

(vi) any Contract that provides for aggregate payments over the course of the Contract of more than $50,000 creating or involving any agency relationship (including sales representative agreements), distribution or reseller arrangement or franchise relationship;

(vii) any Contract (other than Contracts evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(viii) any Contract relating to the creation of any Encumbrance with respect to any material asset of any of the Acquired Corporations;

(ix) any Contract incorporating or relating to any guaranty, any warranty, any pledge, any performance or completion bond or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end-user licenses previously delivered by the Company to Parent;

(x) any Contract relating to any currency hedging;

(xi) any Contract creating or relating to any partnership or joint venture identified as such in such Contract or any sharing of revenues, profits, losses, costs or liabilities;

(xii) any real estate lease;

(xiii) any Government Contract or Government Bid that provides for or contemplates aggregate payments over the course of the Contract of more than $50,000;

(xiv) any Contract (A) imposing any confidentiality obligation on any of the Acquired Corporations or on any other Person (other than routine nondisclosure agreements entered into by an Acquired Corporation in the ordinary course of business), (B) containing “standstill” or similar provisions, or (C) providing any right of first negotiation, right of first refusal or similar right to any Person;

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(xv) any Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

(xvi) any Contract that provides for aggregate payments over the course of the Contract of more than $50,000 and that has a term of more than 90 days and that may not be terminated by an Acquired Corporation (without penalty) within 90 days after the delivery of a termination notice by such Acquired Corporation (other than routine nondisclosure agreements entered into by an Acquired Corporation in the ordinary course of business and other than End User Licenses);

(xvii) any Contract under which the Merger or any of the other Contemplated Transactions would give rise to or expand any rights in favor of, or any obligations on the part of, any Acquired Corporation or any other Person;

(xviii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate;

(xix) any Contract that could reasonably be expected to have or result in a material effect on (A) the business, condition, capitalization, assets, Intellectual Property, liabilities, results of operations or financial performance of any of the Acquired Corporations or (B) the ability of the Company to perform any of its obligations under this Agreement or to consummate any of the Contemplated Transactions; and

(xx) any other Contract, if a breach of such Contract or the termination of such Contract could reasonably be expected to have or result in a Material Adverse Effect.

The Company has delivered to Parent an accurate and complete copy of each Material Contract, including all amendments thereto.

(b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms against the applicable Acquired Corporation, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 2.10 of the Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Material Contract in any material respect, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract in any material respect; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a violation or breach by the applicable Acquired Corporation of any of the provisions of any Material Contract in any material respect, (B) give any Person the right to

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declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Material Contract, (E) result in the disclosure, release or delivery of any source code for any Company Software or (F) give any Person the right to cancel, terminate or modify any Material Contract; (iii) none of the Acquired Corporations has received any written notice or (to the Knowledge of the Company) other communication regarding any actual or alleged violation or breach of, or default under, any Material Contract in any material respect; and (iv) none of the Acquired Corporations has waived any of its material rights under any Material Contract.

(d) The Material Contracts collectively constitute all of the Contracts necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted.

2.11 Liabilities. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Interim Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since March 31, 2005 in the ordinary course of business and consistent with past practices; (c) liabilities under the Material Contracts, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Material Contracts; (d) liabilities of a routine nature under any Company Contracts that do not constitute Material Contracts and that are not in the aggregate material and (e) liabilities described in Part 2.11 of the Disclosure Schedule. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that has resulted in, or that will or could reasonably be expected to result in, any claim for indemnification or reimbursement by any Company Employee (other than a claim for reimbursement by an Acquired Corporation, in the ordinary course of business, of travel expenses, accrued vacation or other out-of-pocket expenses of a routine nature incurred by a Company Employee in the course of performing such Company Employee’s duties for the applicable Acquired Corporation) pursuant to (i) the terms of any Acquired Corporation’s articles of incorporation, bylaws or other charter documents, (ii) any indemnification agreement or other Contract between any Acquired Corporation and any such Company Employee, or (iii) any applicable Legal Requirement

2.12 Compliance with Legal Requirements; Governmental Authorizations.

(a) Each of the Acquired Corporations is, and each of the Acquired Corporations and (with respect to any business or assets transferred directly or indirectly to any of the Acquired Corporations) Predecessor Corporations has at all times been, in compliance in all material respects with all applicable Legal Requirements. Except as set forth in Part 2.12(a) of the Disclosure Schedule, none of the Acquired Corporations or (with respect to any business or assets transferred directly or indirectly to any of the Acquired Corporations) Predecessor Corporations has received any written notice or (to the Knowledge of the Company) other communication from any Governmental Body or other Person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement.

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(b) Part 2.12(b) of the Disclosure Schedule identifies each material Governmental Authorization held by any of the Acquired Corporations as of the date of this Agreement, and the Company has delivered to Parent accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Part 2.12(b) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. Each Acquired Corporation is, and each Acquired Corporation and (with respect to any business or assets transferred directly or indirectly to any of the Acquired Corporations) Predecessor Corporation at all times has been, in substantial compliance with the terms and requirements of the Governmental Authorizations identified in Part 2.12(b) of the Disclosure Schedule. None of the Acquired Corporations or, to the Knowledge of the Company (with respect to any business or assets transferred directly or indirectly to any of the Acquired Corporations), Predecessor Corporations, has received any written notice or (to the Knowledge of the Company) other communication from any Governmental Body regarding (a) any actual or alleged violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or alleged revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, license, offer or sell any of its products or services.

(c) Except as set forth in Part 2.12(c) of the Disclosure Schedule, each of the Acquired Corporations is, and each of the Acquired Corporations and (with respect to any business or assets transferred directly or indirectly to any of the Acquired Corporations) Predecessor Corporations has at all times been, in compliance in all material respects with all Legal Requirements relating to the export, re-export, import and transfer of products, commodities, services and technology from the jurisdiction of one Governmental Body to another.

2.13 Certain Business Practices. None of the Acquired Corporations and (to the Knowledge of the Company) no director, officer, agent or employee of any of the Acquired Corporations, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.14 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”) (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) was, or will be when filed, complete and accurate and prepared in all material respects in compliance with all applicable Legal Requirements. Each of the Acquired Corporations (A) has timely withheld proper and accurate amounts from its employees, independent contractors, customers, stockholders and other Persons from whom it is or was required to withhold Taxes in

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compliance with all applicable Legal Requirements, and (B) has timely paid all amounts so withheld to the appropriate Governmental Bodies. All Tax amounts due on or before the Closing Date have been or will be paid on or before the Closing Date (whether or not shown on an Company Return). The Company has delivered to Parent accurate and complete copies of all Company Returns.

(b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from March 31, 2005 through the Closing Date. For the period from March 31, 2005 through the Closing Date, none of the Acquired Corporations has incurred or will incur any liability arising from extraordinary gains or losses (as that term is used in GAAP) outside the ordinary course of business or inconsistent with past practice.

(c) No Company Return has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.14(c) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

(d) Except as set forth in Part 2.14(d) of the Disclosure Schedule, no claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any Tax, nor has any of the Acquired Corporations received from any Governmental Body in any jurisdiction (including jurisdictions where the Acquired Companies have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority or other Governmental Body against any Acquired Corporation. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Interim Balance Sheet). There are no liens for Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has been or will be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable Legal Requirement) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. None of the Acquired Corporations has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Acquired Corporations has made any distribution of stock of any controlled corporation, as that term is defined in Section 355(a)(1) of the Code or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 and 361 of the Code. The Acquired Corporations (i) have been

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members of an affiliated group within the meaning of Section 1504 of the Code and (ii) have filed or been included in a combined, consolidated or unitary income Tax Return. Except with respect to such affiliated group, none of the Acquired Corporations has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations under the Code (or any similar Legal Requirement) as a transferee or successor, by Contract or otherwise.

(e) None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar Legal Requirement) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar Legal Requirement), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(f) Each of the Acquired Corporations has disclosed in its Company Returns any Tax reporting position taken in any Company Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable Legal Requirement.

(g) None of the Acquired Corporations has consummated or participated in, or is currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(h) Part 2.14(h) of the Disclosure Schedule identifies the amount of any deferred gain or loss of any Acquired Corporation arising out of any intercompany transaction.

(i) The Company has provided Parent with accurate and complete copies of all documentation relating to any Tax holidays or incentives relating or available to any Acquired Corporation. Neither the Merger nor any of the other Contemplated Transactions will have an adverse effect on the availability of any such Tax holiday or incentive.

(j) Except as set forth in Part 2.14(j) of the Disclosure Schedule, none of the Acquired Corporations is involved in or subject to any joint venture, partnership or other Contract which is treated as a partnership for federal, state, local or foreign income Tax purposes.

(k) Part 2.14(k) of the Disclosure Schedule accurately describes all material elections with respect to Taxes affecting any of the Acquired Corporations.

(l) Except as set forth in Part 2.14(l) of the Disclosure Schedule, there is no Contract covering any Company Employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any comparable Legal Requirement). None of

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the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract other than the Tax Allocation Agreement, of even date herewith, between the Company and The Canopy Group, Inc. (the “Tax Allocation Agreement”).

2.15 Employee and Labor Matters; Benefit Plans.

(a) Part 2.15(a) of the Disclosure Schedule sets forth, with respect to each employee of each of the Acquired Corporations (including any such employee who is on a leave of absence) as of the date of this Agreement:

(i) the name of such employee, the Acquired Corporation by which such employee is employed and the date as of which such employee was originally hired by such Acquired Corporation;

(ii) such employee’s title;

(iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by or payable to such employee with respect to services performed in 2004;

(iv) such employee’s annualized compensation as of the date of this Agreement; and

(v) any Governmental Authorization that is held by such employee and that is necessary for the operation of the business of any of the Acquired Corporations.

(b) Part 2.15(b) of the Disclosure Schedule accurately identifies as of the date of this Agreement each former employee of any of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any of the Acquired Corporations or otherwise) relating to such former employee’s employment with any of the Acquired Corporations; and Part 2.15(b) of the Disclosure Schedule accurately describes such benefits.

(c) Except as set forth in Part 2.15(c) of the Disclosure Schedule, the employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will, without payment of severance or other termination benefits. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each of the Acquired Corporations.

(d) To the Knowledge of the Company as of the date of this Agreement: (i) no employee of any of the Acquired Corporations intends to terminate his employment with the Company prior to the Closing Date or as a result of the Merger; (ii) no employee of any of the Acquired Corporations has received an offer to join a business that may be competitive with the

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business of any Acquired Corporation; and (iii) no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of such Acquired Corporation; or (B) the business or operations of any Acquired Corporation.

(e) Part 2.15(e) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of any of the Acquired Corporations as of the date of this Agreement:

(i) the name of such independent contractor and the date as of which such independent contractor was originally hired by the applicable Acquired Corporation;

(ii) a description of such independent contractor’s duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the applicable Acquired Corporation with respect to services performed in 2004;

(iv) the terms of compensation of such independent contractor; and

(v) any Governmental Authorization that is held by such independent contractor and that is necessary for the operation of the business of any Acquired Corporation.

None of the current or former independent contractors of any of the Acquired Corporations could be reclassified as an employee. No independent contractors of any Acquired Corporation have provided services to any of the Acquired Corporations or any Company Affiliate for a period of six consecutive months or longer. None of the Acquired Corporations has ever had any temporary or leased employees. No independent contractor of any Acquired Corporation is eligible to participate in any Company Employee Plan.

(f) Except as set forth in Part 2.15(f) of the Disclosure Schedule, none of the Acquired Corporations is a party to or bound by, and none of the Acquired Corporations has ever been a party to or bound by, any employment agreement (other than any such agreement relating to at-will employment) or any union contract, collective bargaining agreement or similar Contract.

(g) None of the Acquired Corporations is and none of the Acquired Corporations has ever been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. There is not now pending, and to the Knowledge of the Company no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis

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for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints.

(h) Part 2.15(h) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. None of the Acquired Corporations intends or has agreed or committed to (i) establish or enter into any new Company Employee Plan or Company Employee Agreement, or (ii) to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing).

(i) The Company has delivered to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Legal Requirement in connection with each Company Employee Plan; (iii) for each Company Employee Plan that is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Acquired Corporations or any Company Affiliate; (vii) all written correspondence to or from any Governmental Body relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of any of the Acquired Corporations or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(j) Each of the Acquired Corporations and Company Affiliates has performed in all material respects all material obligations required to be performed by it under each Company Employee Plan. No Acquired Corporation or Company Affiliate is in default or violation of in any material respect, and the Company has no Knowledge of any default or violation in any material respect by any other party to, the terms of any Company Employee Plan. Except as set forth in Part 2.15(j) of the Disclosure Schedule, each Company Employee

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Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Except as set forth in Part 2.15(j) of the Disclosure Schedule, any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Acquired Corporations or any Company Affiliate (other than ordinary administration expenses and any obligations arising from prior operation of such plan), subject to applicable Legal Requirements. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the DOL, or any other Governmental Body with respect to any Company Employee Plan. No Acquired Corporation, and no Company Affiliate, has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Legal Requirement. Each of the Acquired Corporations and Company Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. Except as set forth in Part 2.15(j) of the Disclosure Schedule, no Company Employee Agreement and no Company Employee Plan can reasonably be expected to result in gross income inclusion pursuant to Section 409A(a)(1)(A) of the Code after the Effective Time.

(k) No Acquired Corporation, and no Company Affiliate, has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) Company Pension Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no Contemplated Transaction shall cause any such assets or insurance obligations to be less than such benefit obligations.

(l) No Company Employee Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations or any Company Affiliate, no

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Acquired Corporation, and no Company Affiliate, has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that any such Company Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(m) Except as set forth in Part 2.15(m) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(n) Except as set forth in Part 2.15(n) of the Disclosure Schedule, no Acquired Corporation, and no Company Affiliate: (i) has violated or otherwise failed to comply in any material respect with any Legal Requirement respecting employment, employment practices, terms and conditions of employment or wages and hours, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and the provisions of any similar Legal Requirement; (ii) has failed to withhold or report any amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Company Employees; (iii) is liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Acquired Corporations or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

2.16 Environmental Matters. Each of the Acquired Corporations possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in material compliance with the terms and conditions thereof. None of the Acquired Corporations has received any written notice or (to the Knowledge of the Company) other communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law. To the Knowledge of the Company, (a) all property that is leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the real property leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by any of the Acquired

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Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of any of the Acquired Corporations and identifies any material claims (including any workers’ compensation claims) made with respect to any of the Acquired Corporations thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified in Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. None of the Acquired Corporations has received any written notice or (to the Knowledge of the Company) other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy identified or required to be identified in Part 2.17 of the Disclosure Schedule, (b) refusal of any coverage or rejection of any claim under any insurance policy identified or required to be identified in Part 2.17 of the Disclosure Schedule, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy identified or required to be identified in Part 2.17 of the Disclosure Schedule.

2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and to the Knowledge of the Company no Related Party has had since January 1, 2002, any direct or indirect interest in any material asset currently used in or otherwise relating to the business of any of the Acquired Corporations; (b) no Related Party is, or to the Knowledge of the Company has been since January 1, 2002, indebted to any of the Acquired Corporations; (c) no Related Party is a party to, and to the Knowledge of the Company no Related Party has entered into or has had since January 1, 2002 any direct or indirect financial interest in, any material Contract, transaction or business dealing involving any of the Acquired Corporations; (d) no Related Party is competing, or to the Knowledge of the Company has competed since January 1, 2002, directly or indirectly, with any of the Acquired Corporations; and (e) no Related Party has any claim or right against any of the Acquired Corporations (other than rights as a stockholder of the Company, rights under Company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Agreement, each of the following shall be deemed to be a “Related Party”: (i) each of the Key Stockholders; (ii) each individual who is, or who has at any time been, an officer or director of any of the Acquired Corporations; (iii) each member of the immediate family of each of the Person referred to in clauses “(i)” and “(ii)” above; and (iv) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(i)”, “(ii)” and “(iii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, at least 20% of the voting, proprietary or equity interests.)

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2.19 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations, any Related Party by reason of an act or omission involving any of the Acquired Corporations or by reason of the fact that such Related Party is or was an agent of an Acquired Corporation, or any of the material assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b) There is no Order to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject. To the Knowledge of the Company, no officer or key employee of any of the Acquired Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.20 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and to perform its obligations under this Agreement and each other Contract expressly contemplated by this Agreement to be entered into by the Company in connection with the Merger. The board of directors of the Company has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger, and (c) unanimously recommended the approval of this Agreement by the holders of Company Capital Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders. This Agreement constitutes the legal, valid and binding obligation of the Company, and such other Contracts, when executed and delivered by the Company will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21 Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other Contracts contemplated by this Agreement to be executed by the Company in connection with the Merger, nor (2) the consummation of the Merger or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b) contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other

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Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject;

(c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations;

(d) contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (iii) accelerate the maturity or performance of any obligation under any Material Contract, or (iv) cancel, terminate or modify any material term of any Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by any of the Acquired Corporations (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

(f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of any source code for any Company Software, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the UBCA or the HSR Act, and except as set forth in Part 2.21 of the Disclosure Schedule, none of the Acquired Corporations is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement by the Company or any of the other Contemplated Transactions, or (y) the consummation by the Company of the Merger or any of the other Contemplated Transactions. (For purposes of this Agreement, an Acquired Corporation will be deemed to be “required” to obtain a Consent if the failure to obtain such Consent (i) could reasonably be expected to result in the imposition of any material liability or obligation on, or the material expansion of any liability or obligation of, any of the Acquired Corporations, (ii) could reasonably be expected to result in the termination, modification or limitation of any contractual or other right of any of the Acquired Corporations, or (iii) could reasonably be expected to result in a Material Adverse Effect.)

2.22 Vote Required.

(a) The affirmative votes of the holders of (i) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, and (ii) eighty percent (80%) of the outstanding shares of Company Preferred Stock (the votes referred to in clauses “(i)” and “(ii)” of this sentence being referred to collectively as the “Required Company Stockholder Vote”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other Contemplated Transactions.

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(b) The Key Stockholders collectively own of record (and will continue to own of record through the Closing) a sufficient number of shares of Company Capital Stock to obtain the Required Company Stockholder Vote.

2.23 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations.

2.24 Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and none of the certificates referred to in Section 7 or the other Contracts delivered to Parent in connection with the Contemplated Transactions will, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE KEY STOCKHOLDERS

Except as otherwise set forth on the numbered or lettered Part of the Disclosure Schedule corresponding to each representation or warranty below, or as otherwise set forth elsewhere in the Disclosure Schedule where it is readily apparent from such disclosure that such information is applicable to such representation or warranty below, each Key Stockholder (as to such Key Stockholder but not as to any other Key Stockholder or other Person) represents and warrants, to and for the benefit of the Indemnitees, as follows:

3.1 Power and Capacity, etc. Such Key Stockholder has all necessary power, capacity and authority to execute and deliver this Agreement and each of the Key Stockholder Transaction Agreements, and to perform such Key Stockholder’s obligations hereunder and thereunder. This Agreement has been duly authorized and duly executed and delivered by such Key Stockholder and constitutes the legal, valid and binding obligation of such Key Stockholder, enforceable against such Key Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The other Key Stockholder Transaction Agreements, when executed and delivered by such Key Stockholder, will constitute the legal, valid and binding obligations of such Key Stockholder, enforceable against such Key Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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3.2 No Conflicts or Consents. The execution and delivery of this Agreement and each of the Key Stockholder Transaction Agreements by such Key Stockholder does not and will not, and the performance of this Agreement and each of the Key Stockholder Transaction Agreements by such Key Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to such Key Stockholder or by which such Key Stockholder is or may become bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the shares of Company Capital Stock or other securities of the Company held by such Key Stockholder pursuant to, any Contract to which such Key Stockholder is a party or by which such Key Stockholder is or may become bound or affected. The execution and delivery of this Agreement and each of the Key Stockholder Transaction Agreements by such Key Stockholder does not and will not, and the performance of this Agreement and each of the Key Stockholder Transaction Agreements by such Key Stockholder will not, require any Consent of any Person.

3.3 Due Organization, Etc. If such Key Stockholder is an Entity: (a) such Key Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized; (b) the execution and delivery of this Agreement and each of the Key Stockholder Transaction Agreements by such Key Stockholder have been duly authorized by all necessary action on the part of the board of directors or other applicable management group of such Key Stockholder or other Persons performing similar functions; and (c) the execution and delivery of this Agreement and each of the Key Stockholder Transaction Agreements by such Key Stockholder does not and will not, and the performance of this Agreement and each of the Key Stockholder Transaction Agreements by such Key Stockholder will not, (i) result in or constitute any breach of or default under the partnership agreement or other organizational documents of such Key Stockholder, or (ii) require the approval of holders of voting or equity interests in such Key Stockholder, other than approvals that have been or will be obtained prior to the Closing.

3.4 Title to Securities. Such Key Stockholder owns beneficially and of record, and has good and valid title (free and clear of any Encumbrances) to, the shares of Company Capital Stock described opposite such Key Stockholder’s name in Part 3.4 of the Disclosure Schedule, and such Key Stockholder does not directly or indirectly own any shares of capital stock or other securities of any of the Acquired Corporations, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of any of the Acquired Corporations, other than the shares described opposite such Key Stockholder’s name in Part 3.4 of the Disclosure Schedule.

3.5 Capacity; Legal Proceedings.

(a) Such Key Stockholder has the capacity to comply with and perform all of such Key Stockholder’s covenants and obligations under this Agreement and each of the Key Stockholder Transaction Agreements.

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(b) Such Key Stockholder (and if such Key Stockholder is a partnership, such Key Stockholder’s general partner):

(i) has not, at any time, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against him or it, any bankruptcy petition or similar filing,

(C) suffered the attachment or other judicial seizure of all or a substantial portion of his or its assets, (D) admitted in writing his or its inability to pay his or its debts as they become due, (E) been convicted of, or pleaded guilty to, any felony, or (F) taken or been the subject of any action that may have an adverse effect on such Key Stockholder’s ability to comply with or perform any of such Key Stockholder’s covenants or obligations under this Agreement or any of the Key Stockholder Transaction Agreements; and

(ii) is not subject to any Legal Requirement or Order that may have an adverse effect on his, her or its ability to comply with or perform any of his, her or its covenants or obligations under this Agreement or any of the Key Stockholder Transaction Agreements.

(c) There is no Legal Proceeding pending, and, to such Key Stockholder’s Knowledge, no Person has threatened to commence any Legal Proceeding, that (i) involves such Key Stockholders by reason of an act or omission involving any of the Acquired Corporations or by reason of the fact that such Key Stockholder is or was an agent or stockholder of an Acquired Corporation, or any of the assets owned or used by any of the Acquired Corporations, or (ii) may have or result in an adverse effect on the ability of such Key Stockholder to comply with or perform any of such Key Stockholder’s covenants or obligations under this Agreement or the Key Stockholder Transaction Agreements.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the corporate power and authority to enter into and to perform its obligations under this Agreement and each other Contract contemplated by this Agreement to be entered into by Parent or Merger Sub in connection with the Merger; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and such other Contracts, when executed and delivered by Parent or Merger Sub will constitute the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2 Valid Existence. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.3 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other Contracts contemplated by this Agreement to

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be executed by Parent or Merger Sub in connection with the Merger, nor (2) the consummation of the Merger or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Parent or Merger Sub, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub; or

(b) give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions under any Legal Requirement or any Order to which Parent or Merger Sub are subject.

Except as may be required by the UBCA or the HSR Act, neither Parent nor Merger Sub will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub or any of the other Contemplated Transactions, or (y) the consummation by Parent or Merger Sub of the Merger or any of the other Contemplated Transactions.

4.4 Financing. Parent has on the date of this Agreement, and as of the Effective Time will have, sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid pursuant to Section 1 and to effect the Merger and the other Contemplated Transactions.

SECTION 5. CERTAIN COVENANTS OF THE COMPANY AND THE KEY STOCKHOLDERS

The Company (as to the Acquired Corporations but not as to any other Person) and each Key Stockholder (as to such Key Stockholder but not as to any other Key Stockholder or other Person) hereby covenant as follows:

5.1 Access and Investigation. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Representatives, personnel and assets of the Acquired Corporations and to all existing books, records, Tax Returns, work papers, Company Contracts and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers, Company Contracts and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Without limiting the generality of the previous sentence, (i) within 15 days after the end of each calendar month during the Pre-Closing Period, the Company shall deliver to Parent (A) a consolidated balance sheet of the Company as of the last day of such calendar month, (B) a statement of income for such calendar month and for the period from December 31, 2004 through the end of such calendar month, and (C) a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming that such financial statements fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of

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the date thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby, and have been prepared from and in a manner consistent with and that accurately reflect the books and records of the Company throughout the periods covered and on a basis consistent with the basis on which the Company Financial Statements were prepared, and (ii) during the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet with the controller and other officers of the Acquired Corporations responsible for the Company’s financial statements, the internal controls of the Acquired Corporations and the disclosure controls and procedures of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate for Parent to satisfy its obligations under the Sarbanes-Oxley Act of 2002 and the rules and regulations relating thereto. Notwithstanding anything contained in this Section 5.1 to the contrary, Parent and Parent’s Representatives shall perform the activities referred to in this Section 5 in such a manner intended not to interfere unreasonably with the operation of the businesses of the Acquired Corporations.

5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, except as set forth in Schedule 5.2: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices (including not accelerating the collection of receivables or delaying the payment of payables), and (B) in compliance with all applicable Legal Requirements and the requirements of each Material Contract; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with its material suppliers, customers, development partners, landlords, creditors, licensors, licensees, key employees and other Persons having material business relationships with the respective Acquired Corporations; (iii) the Company shall use commercially reasonable efforts to keep in full force all insurance policies referred to in Section 2.17 and, if any such insurance policy is scheduled to expire during the Pre-Closing Period, the Company shall use commercially reasonable efforts to cause such insurance policy to be renewed or replaced (on terms and with coverage substantially equivalent to the terms and coverage of the expiring insurance policy) on or prior to the date of expiration of such insurance policy; (iv) the Company shall cause to be provided all notices and support required by any Company Contract relating to any Intellectual Property or Intellectual Property Right in order to ensure that no condition under such Company Contract occurs that could result in, or could increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of the source code for any portion of the Company Software, or (B) a release from any escrow of any source code for any Company Software that has been deposited or is required to be deposited in escrow under the terms of such Company Contract; (v) the Company shall promptly notify Parent of (A) any written notice or (to the Knowledge of the Company) other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations; and (vi) the Company shall (to the extent requested by Parent) cause its officers and the officers of its Subsidiaries to report to Parent with reasonable frequency concerning the status of the business of each Acquired Corporation.

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(b) During the Pre-Closing Period, without the prior written consent of Parent (which consent shall be deemed to have been provided with respect to each matter set forth on Schedule 5.2), the Company shall not, and shall not permit any of the other Acquired Corporations to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the sale, issuance or grant of (A) any capital stock or other security, (B) any option or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to issue Company Common Stock upon the exercise of outstanding Company Options or upon the conversion of outstanding Company Preferred Stock or upon the exercise of other outstanding warrants or other securities disclosed to Parent in writing in Part 2.3 of the Disclosure Schedule);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option plans, any provision of any Contract evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, or fail to exercise any repurchase right with respect to any shares of Company Capital Stock (unless Parent consents in writing to the Company failing to exercise any such repurchase right);

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) form any subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $30,000 per month);

(vii) prepay or accelerate the payment of any obligation or expense (except in the ordinary course of business);

(viii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or

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exercise any material right or remedy under, any Material Contract (except for license agreements and other Contracts related to Company Intellectual Property or Intellectual Property Rights entered in to in the ordinary course of business);

(ix) acquire, lease or license any right or other material asset from any other Person, or sell or otherwise dispose of, or lease or license, any right or other material asset to any other Person (except in each case for (A) immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices, and (B) licenses granted by an Acquired Corporation in the ordinary course of business and consistent with past practices and without significant deviation from the terms set forth in the Company’s standard form end user license agreement referred to in Section 2.9(b)), or waive or relinquish any material right;

(x) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and consistent with past practices not in excess of $10,000 in the aggregate), or incur or guarantee any indebtedness for borrowed money);

(xi) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(xii) hire any employee at the level of Vice President or above or with an annual base salary in excess of $75,000, or promote any employee except in order to fill a position vacated after the date of this Agreement;

(xiii) change in any material respect any of its sales contract terms and conditions, pricing or discounting policies or practices, product return policies, product maintenance policies, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(xiv) make any Tax election;

(xv) commence or settle any Legal Proceeding;

(xvi) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

(xvii) agree or commit to take any of the actions described in clauses ”(i)” through “(xvi)” of this Section 5.2(b).

5.3 Notification; Updates to Disclosure Schedule.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that

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occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty contained in Section 2 (such an event, condition, fact or circumstance, a “Pre-Signing Company Matter”); (ii) any event, condition, fact or circumstance that first occurs, arises or exists after the date of this Agreement and that does not also constitute a Pre-Signing Company Matter and that would cause or constitute an inaccuracy in or breach of any representation or warranty contained in Section 2 if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement (such an event, condition, fact or circumstance, a “Post-Signing Company Matter”); (iii) any breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely or that has had or could reasonably be expected to have or result in a Material Adverse Effect.

(b) During the Pre-Closing Period, each Key Stockholder (as to such Key Stockholder but not as to any other Key Stockholder or other Person) shall promptly notify Parent in writing of: (i) the discovery by such Key Stockholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty of such Key Stockholder contained in Section 3 (such an event, condition, fact or circumstance, a “Pre-Signing Key Stockholder Matter”); (ii) any event, condition, fact or circumstance that first occurs, arises or exists after the date of this Agreement and that does not also constitute a Pre-Signing Key Stockholder Matter and that would cause or constitute an inaccuracy in or breach of any representation or warranty of such Key Stockholder contained in Section 3 if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement (such an event, condition, fact or circumstance, a “Post-Signing Key Stockholder Matter”); (iii) any breach of any covenant or obligation of such Key Stockholders; and (iv) any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely or that has had or could reasonably be expected to have or result in a Material Adverse Effect.

(c) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) or Section 5.3(b) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule (“Disclosure Schedule Update”) specifying such change. No Disclosure Schedule Update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or the Key Stockholders in this Agreement or in any certificate or other Contract referred to in this Agreement (unless such Disclosure Schedule Update is the subject of a valid Notice of Termination Right (as defined below)), or

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(ii) determining whether any condition set forth in Section 7 has been satisfied. Notwithstanding the foregoing, in the event that (A) the Company delivers to Parent a Disclosure Schedule Update describing a Post-Signing Company Matter or a Post-Signing Key Stockholder Matter, and (B) such Disclosure Schedule Update is accompanied by a written notice from the Company (a “Notice of Termination Right”) that Parent is entitled to terminate this Agreement by reason of such Post-Signing Company Matter or Post-Signing Key Stockholder Matter, then (x) as more fully provided in Section 9.1(i), Parent shall be entitled to terminate this Agreement on the basis of such Post-Signing Company Matter or Post-Signing Key Stockholder Matter (as the case may be), and (y) except as Parent and the Company may otherwise agree in writing (prior to the Closing), or as Parent and the Stockholders’ Representative may otherwise agree in writing (following the Closing), Parent shall not be entitled to be indemnified following the Closing (1) by the Non-Dissenting Stockholders under Section 10.2(a)(ii), Section 10.2(a)(iii) or Section 10.2(a)(ix) (as it relates to Legal Proceedings that give rise to indemnification claims by Parent under Sections 10.2(a)(ii) and 10.2(a)(iii)) with respect to any such Post-Signing Company Matter, or (2) by the applicable Key Stockholders under Section 10.2(b)(ii), Section 10.2(b)(iii) or Section 10.2(b)(v) (as it relates to Legal Proceedings that give rise to indemnification claims by Parent under Sections 10.2(b)(ii) and 10.2(b)(iii)) with respect to any such Post-Signing Key Stockholder Matter.

5.4 No Negotiation. During the Pre-Closing Period, neither the Company nor any of the Key Stockholders shall (and the Company shall ensure that none of the Acquired Corporations nor any of the Representatives of any of the Acquired Corporations shall), directly or indirectly: (a) solicit, knowingly facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction. The Company shall promptly notify Parent in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction (including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof) that is received by or on behalf of the Company, any other Acquired Corporation or any of the Key Stockholders during the Pre-Closing Period. (For purposes of this Agreement, “participate” shall not include (i) actions performed in a purely ministerial capacity which are not performed to circumvent the above restrictions or (ii) responses to unsolicited contacts by third parties that such persons are not permitted to discuss the matter.)

5.5 Restriction on Transfer. Each Key Stockholder agrees that, during the Pre-Closing Period, such Key Stockholder shall not directly or indirectly sell or otherwise transfer or dispose of, or pledge or otherwise permit to be subject to any Encumbrance, any shares of Company Capital Stock or any option, warrant or other right to acquire any other security of the Company, or any direct or indirect beneficial interest therein; provided, however, that shares of Company Capital Stock may be transferred to a controlled affiliate or immediate family member of such Key Stockholder so long as (a) the transferor notifies Parent in writing of the intended transfer in writing at least 10 days prior to the transfer, including the number of shares of

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Company Capital Stock to be transferred, (b) the transferee agrees in writing to be bound by the terms of this Agreement, and (c) the transferor agrees in writing to remain liable for any breach by the transferee of this Agreement.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

Parent (as to Merger Sub and itself but not as to any other Person), the Company (as to the Acquired Corporations but not as to any other Person) and each Key Stockholder (as to such Key Stockholder but not as to any other Key Stockholder or other Person) hereby covenant as follows:

6.1 Regulatory Approvals. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations (collectively, the “Antitrust Laws”) in connection with the Merger. Subject to Section 6.4(b), the Company and Parent shall (a) respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation, and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters, (b) use commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the Antitrust Laws as soon as practicable, and (c) use commercially reasonable efforts to resolve any objections which may be asserted by any Governmental Body with respect to the Merger under the Antitrust Laws. Parent and the Company shall cooperate with respect to any proceedings or negotiations with any Governmental Body relating to any of the foregoing. At the request of Parent, the Company shall use commercially reasonable efforts to divest, sell, dispose of, hold separate or otherwise take or commit to take any reasonable action relating to the business, product lines or assets of any Acquired Corporation, provided that any such action is (I) determined by Parent in good faith to facilitate compliance with any Legal Requirement or any request by any Governmental Body, and (II) conditioned upon the consummation of the Merger without any reduction in the Aggregate Transaction Value or the Merger Consideration to be received by any Non-Dissenting Stockholder.

6.2 Written Consents; Information Statement. Immediately following the execution of this Agreement, each Key Stockholder shall execute and deliver to the Company a written consent approving the Merger and adopting this Agreement (a “Written Consent”), and each Key Stockholder agrees not to revoke or withdraw such Key Stockholder’s Written Consent and not to take any other action that is inconsistent with such Written Consent or that may have the effect of delaying or interfering with the Merger. As promptly as practicable following the date of this Agreement, the Company shall prepare an information statement accurately describing this Agreement, the Merger, the other Contemplated Transactions and the provisions of Part 13 of the UBCA (the “Information Statement”), and shall deliver the Information

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Statement to those of its stockholders who did not execute Written Consents for the purpose of (a) informing them of the approval of the Merger and the adoption of this Agreement by the Key Stockholders and (b) soliciting additional Written Consents approving the Merger and adopting this Agreement. The Information Statement shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company’s stockholders execute Written Consents approving the Merger and adopting this Agreement. The unanimous recommendation of the Company’s board of directors that the stockholders of the Company approve the Merger and adopt this Agreement shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify such recommendation in a manner adverse to Parent shall be adopted or proposed.

6.3 Public Announcements. During the Pre-Closing Period, neither the Company nor any of the Key Stockholders shall (and the Company shall not permit any of the Acquired Corporations or any Representative of any of the Acquired Corporations to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other Contemplated Transactions, without Parent’s prior written consent.

6.4 Additional Agreements.

(a) Subject to Section 6.4(b), Parent, Merger Sub and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 6.4(b), each of Parent, Merger Sub and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions, and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions. Each of Parent and the Company shall promptly deliver to the other a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement or otherwise: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its

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Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or (vi) to contest any Legal Proceeding relating to the Merger if Parent determines in good faith that contesting such Legal Proceeding is not advisable.

6.5 Commercially Reasonable Efforts. During the Pre-Closing Period, (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis, and (b) subject to Section 6.4(b), Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

6.6 Ancillary Agreements and Documents. At or prior to the Closing, each Key Stockholder shall execute and deliver to Parent each agreement and document referenced in Section 7 to be executed by such Key Stockholder.

6.7 Termination of Agreements. To the extent requested by Parent, the Company shall use commercially reasonable efforts to cause the Company Contracts identified on Schedule 6.7 to be terminated prior to the Effective Time and to cause all warrants to purchase shares of Company Preferred Stock to be exercised or terminated prior to the Effective Time in accordance with all of the terms of such warrants and all agreements relating thereto.

6.8 FIRPTA Matters. At the Closing, the Company shall deliver to Parent a statement in the form attached hereto as Exhibit B that the Company is not a “United States Real Property Holding Corporation” as defined in Section 897 of the Code (the “FIRPTA Certificate”).

6.9 Termination of Benefit Plan. In connection with the Closing, the Company shall adopt a resolution terminating its Vintela, Inc. 401(k) Plan effective immediately prior to the Effective Time, unless Parent shall have delivered a written notice to the Company at or prior to the Closing requesting that such plan not be terminated.

6.10 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Closing the resignation of each officer and director of each of the Acquired Corporations.

6.11 Employee Benefits. Parent agrees that (a) all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation after the Effective Time (“Continuing Employees”) shall, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements and Legal Requirements, be eligible to participate in Parent’s health, vacation, severance and 401(k) plans, to substantially the same extent as similarly situated employees of Parent, and (b) for purposes of determining a Continuing Employee’s eligibility to participate in such plans, such Continuing Employee shall receive credit under such plans for his or her years of service with the Acquired Corporations prior to the Effective Time. Notwithstanding the foregoing, nothing herein shall obligate Parent to make an offer of continuing employment to any particular employee of the Acquired Corporations. The employment by Parent or the Surviving Corporation of all Continuing Employees shall be solely on at “at-will” basis.

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6.12 Indemnification of Officers and Directors; Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the current directors and officers of the Company as provided in the Company’s articles of incorporation and bylaws or indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years following the Effective Time, and Parent shall cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by applicable Legal Requirements.

(b) From and after the date that is the later of (i) the date 30 days after Parent receives written notice from The Canopy Group, Inc. that The Canopy Group, Inc. has terminated or is terminating its current directors’ and officers’ liability insurance policy (if such termination occurs prior to the sixth anniversary of the Closing Date) or (ii) the effective date of such termination as set forth in such written notice, and continuing until the sixth anniversary of the Closing Date, Parent shall maintain in effect, for events that shall have occurred at or prior to the Effective Time, the existing level and scope of directors’ and officers’ liability insurance in effect as of the date of this Agreement covering the individuals who are or have been officers or directors of the Acquired Corporations with respect to their acts and omissions as officers and directors of the Company occurring prior to the Effective Time; provided, however, that Parent shall not be required to pay annual premiums for such insurance that exceed, in the aggregate, $15,000 (the “Maximum Premium”). In the event any future annual premiums for such directors’ and officers’ liability insurance exceed the Maximum Premium, Parent shall be entitled to reduce the amount of coverage to as much coverage as can be obtained for a premium equal to the Maximum Premium.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties set forth in Sections 2 and 3 and each of the representations and warranties set forth in each of the other Contracts delivered to Parent in connection with the Contemplated Transactions shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality qualifications or similar qualifications contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any Disclosure Schedule Update, and without giving effect to any materiality qualifications or similar qualifications contained or incorporated directly or indirectly in such representations and warranties).

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7.2 Performance of Covenants. Each of the covenants and obligations that the Company and the Key Stockholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval. The Merger shall have been duly approved and this Agreement shall have been duly adopted by the Required Company Stockholder Vote. The number of shares of Company Common Stock that are Dissenting Shares shall be less than 2% of the number of shares of Company Common Stock outstanding immediately prior to the Closing and no shares of Company Preferred Stock shall be Dissenting Shares. All of the Key Stockholders, in their capacities as stockholders of the Company, shall have executed Written Consents.

7.4 Antitrust. (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not to consummate the Merger for any period of time; (b) any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been terminated; and (c) any Consent required under any applicable foreign antitrust law or regulation or other Legal Requirement shall have been obtained.

7.5 Consents. All Consents identified in Part 2.21 of the Disclosure Schedule and other Consents the failure to obtain which could reasonably be expected to have or result in a Material Adverse Effect shall have been obtained and shall be in full force and effect.

7.6 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect.

7.7 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the Escrow Agreement, executed by the Key Stockholders, the Stockholders’ Representative and the Escrow Agent;

(b) an offer letter with respect to continuing employment with the Company, executed by each individual identified on Schedule 7.7(b);

(c) the Noncompetition Agreements;

(d) the Tax Allocation Agreement;

(e) a Release in the form of Exhibit D (“Release”), dated as of the Closing Date, executed by each Key Stockholder and the other stockholders of the Company identified on Schedule 7.7(e) and each officer and director of each of the Acquired Corporations;

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(f) agreements, satisfactory in form and substance to Parent, terminating the Company Contracts identified on Schedule 6.7;

(g) the FIRPTA Certificate;

(h) a legal opinion of Durham, Jones & Pinegar, P.C., counsel to the Company, dated as of the Closing Date and addressed to Parent and the Company, in the form of Exhibit E, and a legal opinion of Ballard Spahr Andrews & Ingersoll, LLP, counsel to the Stockholders’ Representative, dated as of the Closing Date and addressed to Parent and the Company, in the form of Exhibit F, and;

(i) a certificate executed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company:

(i) setting forth the Aggregate Transaction Expense Amount, accompanied by reasonable supporting documentation (including written confirmation from Durham, Jones & Pinegar, P.C. as to all amounts owed and to be owed by each Acquired Corporation with respect to services performed by Durham, Jones & Pinegar, P.C. through the Closing Date);

(ii) setting forth the Closing Cash Amount, accompanied by reasonable supporting documentation;

(iii) identifying each Person that is a holder of Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock immediately prior to the Effective Time (after giving effect to any exercises of Company Options prior to the Effective Time) and setting forth (A) the number of shares of Company Common Stock, the number of shares of Company Series A Preferred Stock and the number of shares of Company Series B Preferred Stock held by such Person immediately prior to the Effective Time, (B) the Merger Consideration that such Person is entitled to receive pursuant to Section 1.5(a), and (C) the dollar amount to be contributed to the Escrow Fund on behalf of such Person pursuant to Section 1.5(c) and such Person’s Escrow Percentage;

(iv) setting forth the following information with respect to each Company Option outstanding as of the Effective Time: (A) the holder of such Company Option; (B) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time (indicating the number of such shares subject to such Company Option which are then vested and the number of shares which are then unvested), and the applicable exercise price per share of Company Common Stock; (C) the number of shares of Parent Common Stock that will be subject to such Company Option immediately after its assumption by Parent at the Effective Time, and the applicable exercise price per share; (D) the vesting schedule applicable to such Company Option; and (E) the expiration date of such Company Option; and

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(v) containing the representation and warranty of the Company that all dollar amounts and other information contained in such certificate are accurate and complete in all respects;

(j) a certificate, executed on behalf of the Company by an officer of the Company, certifying on behalf of the Company that the conditions set forth in Sections 7.1 (as it relates to the representations and warranties of the Company), 7.2 (as it relates to the covenants and obligations of the Company), 7.3, 7.5, 7.6, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13 and 7.14 have been duly satisfied;

(k) a certificate, executed by each Key Stockholder, certifying on behalf of such Key Stockholder that the conditions set forth in Sections 7.1 (as it relates to the representations and warranties of such Key Stockholder) and 7.2 (as it relates to the covenants and obligations of such Key Stockholder) have been duly satisfied (the “Key Stockholder Certificate”);

(l) written resignations of all officers and directors of the Acquired Corporations, effective as of the Effective Time;

(m) the Articles of Merger, executed by the Company; and

(n) all balance sheets and other financial statements of the Company that Parent reasonably determines are required to be filed with the Securities and Exchange Commission on Form 8-K in connection with the transactions contemplated by this Agreement.

7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.9 No Legal Proceedings. No Person shall have commenced or overtly threatened to commence any Legal Proceeding: (a) challenging the Merger or seeking the recovery of a material amount of damages in connection with the Merger; (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Surviving Corporation; (c) that involves any of the Acquired Corporations or any of the material assets owned by any of the Acquired Corporations, or that involves any Person whose liability any of the Acquired Corporations has or may have retained or assumed, either contractually or by operation of law, and seeking the recovery of a material amount of damages; (d) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions; or (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions.

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7.10 Employees. None of the individuals identified in Schedule 7.10, and no more than 20 of the individuals identified in Part 2.15 of the Disclosure Schedule, shall have (a) ceased to be employed by, or expressed in writing (or orally to an executive officer or director of Parent or the Company) an intention to terminate employment with, any of the Acquired Corporations, or (b) expressed in writing (or orally to an executive officer or director of Parent or the Company) an intention to decline to accept employment with Parent or any Subsidiary of Parent.

7.11 Termination of Employee Plan. If required by Section 6.9, the Company shall have provided Parent with evidence satisfactory to Parent of the adoption of the resolution terminating the benefit plan referred to in Section 6.9.

7.12 No Warrants. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the exercise or termination of all warrants and other rights to purchase shares of Company Capital Stock (other than Company Options).

7.13 Satisfaction of Certain Obligations. The Obligations shall have been satisfied in full, and no Default shall have occurred and be continuing under the Note or the Note Purchase Agreement.

7.14 Maximum Number of Common Shares. There shall not be outstanding more than 500,000 shares of Company Common Stock.

7.15 Date Precedent. The date July 1, 2005, shall have occurred.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE KEY STOCKHOLDERS

The obligations of the Company and the Key Stockholders to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on the Closing Date; provided, however, that the condition set forth in this Section 8.1 shall be deemed to have been satisfied notwithstanding the existence of inaccuracies in such representations and warranties if the circumstances rendering such representations and warranties inaccurate have not had and would not reasonably be expected to have or result in a material adverse effect on Parent’s ability to consummate the Merger.

8.2 Performance of Covenants. Each of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued

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against the Company by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Company and the Merger that makes consummation of the Merger by the Company illegal.

8.4 Agreements and Documents. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the Escrow Agreement, executed by Parent and the Escrow Agent;

(b) an offer letter with respect to continuing employment with the Company, executed on behalf of the Company with respect to each individual identified on Schedule 7.7(b);

(c) a certificate, executed on behalf of Parent by an officer of Parent, certifying on behalf of Parent that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied; and

(d) the Articles of Merger, executed by Merger Sub.

8.5 Stockholder Approval. The Merger shall have been duly approved and this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

8.6 Antitrust. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

SECTION 9. TERMINATION

9.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the mutual consent of Parent and the Company;

(b) by Parent if the Closing has not taken place on or before July 15, 2005 (such date, as it may be extended by Parent pursuant to this Section 9.1(b), being referred to as the “End Date”) other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement; provided, however, that if on July 15, 2005 any of the conditions set forth in Section 7.4 or Section 7.9 shall not have been satisfied or waived, then Parent may extend the End Date by up to 90 days;

(c) by the Company if the Closing has not taken place on or before the End Date (other than as a result of the failure on the part of the Company or any of the Key Stockholders to comply with or perform any covenant or obligation of the Company or any of the Key Stockholders set forth in this Agreement or in any other agreement or instrument delivered to Parent);

(d) by Parent if (i) any representation or warranty of the Company or any Key Stockholder contained in this Agreement shall be inaccurate or shall have been breached in any material respect as of the date of this Agreement, or shall have become inaccurate or shall be breached in any material respect as of a date subsequent to the date of this Agreement (as if made

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on such subsequent date) (it being understood that (A) for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications and similar qualifications contained or incorporated directly or indirectly in such representations and warranties shall be disregarded, (B) for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement, any Disclosure Schedule Update shall be disregarded and (C) for purposes of determining the accuracy of such representations and warranties as of any subsequent date, any Disclosure Schedule Update shall be disregarded except to the extent of any matter set forth therein that was the subject of a valid Notice of Termination Right), or (ii) any of the covenants or obligations of the Company or any Key Stockholder contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in or breach of any representation or warranty of the Company or any Key Stockholder as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company or any Key Stockholder is curable by the Company or such Key Stockholder through the use of commercially reasonable efforts during the 20-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach describing in reasonable detail the provision of this Agreement alleged to be inaccurate or breached and the facts constituting such alleged inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company or such Key Stockholder, during the Company Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(e) by the Company if (i) any representation or warranty of Parent contained in this Agreement shall be inaccurate or shall have been breached in any material respect as of the date of this Agreement, or shall have become inaccurate or shall be breached in any material respect as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications and similar qualifications contained or incorporated directly or indirectly in such representations and warranties shall be disregarded), or (ii) if any of Parent’s covenants or obligations contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in or breach of any representation or warranty of Parent as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent through the use of commercially reasonable efforts during the 20-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach describing in reasonable detail the provision of this Agreement alleged to be inaccurate or breached and the facts constituting such alleged inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(f) by Parent if (i) there shall have occurred any Material Adverse Effect, or (ii) any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect;

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(g) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(h) by Parent if the Required Company Stockholder Vote is not obtained within seven days after the date of this Agreement; or

(i) by Parent at any time after Parent shall have received a Disclosure Schedule Update from the Company accompanied by a Notice of Termination Right.

9.2 Termination Procedures. If a party wishes to terminate this Agreement pursuant to Section 9.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a description of the basis on which such party is terminating this Agreement.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all liabilities and further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the Company, the Key Stockholders or Parent shall be relieved of any obligation or liability arising from any willful breach by such party of any representation, warranty, covenant, or obligation contained in this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.3 and Section 11.

SECTION 10. INDEMNIFICATION, ETC.

10.1 Survival of Representations, Etc.

(a) The representations, warranties, covenants and obligations of the Company and the Key Stockholders (including the representations and warranties set forth in Sections 2 and 3 and the representations and warranties set forth in the certificates referred to in Section 7) shall survive the Closing as provided in this Section 10.1.

(b) All representations and warranties of the Company and the Key Stockholders set forth in Section 2 and Section 3 and in the certificates referred to in Sections 7.7(i), 7.7(j) and 7.7(k), and all covenants and obligations of the Company and the Key Stockholders set forth in Sections 5 and 6, shall expire on the Expiration Date; provided, however, that if, at any time on or prior to the Expiration Date, any Indemnitee (acting in good faith) delivers to the Stockholders’ Representative a Notice of Indemnification Claim (as defined in Section 10.9(a)) with respect to any of the foregoing representations, warranties, covenants or obligations, then the claim asserted in such Notice of Indemnification Claim shall survive until the earlier of (a) such time as such claim is fully and finally resolved. or (b) the Expiration Date if the cumulative pending and resolved Notices of Indemnification do not aggregate a claim for Damages in excess of $500,000.

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(c) All representations and warranties of Parent and Merger Sub, and covenants and obligations of Parent and Merger Sub to be performed at or prior to the Effective Time, shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations, warranties, covenants and obligations shall thereupon cease.

(d) The representations, warranties, covenants and obligations of the Company and the Key Stockholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(e) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any Disclosure Schedule Update shall be deemed to be a representation and warranty made by the Company or a Key Stockholder, as the case may be, in this Agreement.

(f) Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Section 10 shall be the sole and exclusive remedy of any Indemnitee for monetary damages from and after the Closing with respect to breaches of this Agreement by the Company or any Key Stockholder. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief or any other equitable remedy to which such Indemnitee is otherwise entitled.

10.2 Indemnification.

(a) Without limiting the rights of any Indemnitee under Section 10.2(b), from and after the Effective Time (but subject to Section 10.1(a) and Section 10.3), the Non-Dissenting Stockholders shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees (without duplication) for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as of the date of this Agreement (without giving effect to any Disclosure Schedule Update made or purported to have been made on or after the date of this Agreement);

(ii) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any Disclosure Schedule Update made or purported to have been made on or after the date of this Agreement except to the extent of any matter set forth in such Disclosure Schedule Update that is the subject of a valid Notice of Termination Right);

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(iii) any inaccuracy in or breach of any representation or warranty set forth in any of the certificates referred to in Sections 7.7(i), 7.7(j) and 7.7(k) (without giving effect to any Disclosure Schedule Update made or purported to have been made on or after the date of this Agreement except to the extent of any matter set forth in such Disclosure Schedule Update that is the subject of a valid Notice of Termination Right);

(iv) any breach of any covenant or obligation of the Company set forth in this Agreement;

(v) any claim asserted by any Person who is or was, or who claims to be or to have been, the holder of, or entitled to acquire or receive, any stock, option or other security of any of the Acquired Corporations;

(vi) the exercise by any stockholder of the Company of such stockholder’s dissenters’ rights under the UBCA, including the excess, if any, of (A) the amount per share ultimately awarded to a holder of Dissenting Shares in any dissenters’ rights proceeding over (B) the Common Stock Per Share Closing Amount;

(vii) any Transaction Expenses, if not otherwise taken into account in determining the Common Stock Per Share Closing Amount under Section 1.5;

(viii) any Tax liability for which the Company is entitled to indemnification under the terms of the Tax Allocation Agreement, to the extent not paid by The Canopy Group, Inc. (and in the event that any Indemnitee actually receives any indemnification payment on account of this clause “(viii),” the Non-Dissenting Stockholders (other than The Canopy Group, Inc) who have made such payment or otherwise borne such obligation shall to such extent, and to the extent otherwise permitted by law and provided that The Canopy Group, Inc.’s obligations to the Company shall first have been fully satisfied, be thereafter subrogated to the Company’s indemnification rights against The Canopy Group, Inc. under the Tax Allocation Agreement); or

(ix) any Legal Proceeding relating to any inaccuracy, breach, claim, dissenters’ rights, expense or fee of the type referred to in clause “(i),” clause “(ii),” clause “(iii),” clause “(iv),” clause “(v),” clause “(vi),” clause “(vii)” or clause “(viii)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10.2(a)).

(b) Without limiting the rights of any Indemnitee under Section 10.2(a), from and after the Effective Time, each Key Stockholder shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not

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such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty of such Key Stockholder set forth in Section 3 as of the date of this Agreement (without giving effect to any Disclosure Schedule Update made or purported to have been made on or after the date of this Agreement);

(ii) any inaccuracy in or breach of any representation or warranty of such Key Stockholder set forth in Section 3 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any Disclosure Schedule Update made or purported to have been made on or after the date of this Agreement except to the extent of any matter set forth in such Disclosure Schedule Update that is the subject of a valid Notice of Termination Right);

(iii) any inaccuracy in or breach of any representation or warranty of such Key Stockholder set forth in the Key Stockholder Certificate (without giving effect to any Disclosure Schedule Update made or purported to have been made on or after the date of this Agreement except to the extent of any matter set forth in such Disclosure Schedule Update that is the subject of a valid Notice of Termination Right);

(iv) any breach of any covenant or obligation of such Key Stockholder set forth in this Agreement; or

(v) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i),” clause “(ii),” clause “(iii)” or clause “(iv)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10.2(b)).

(c) The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach (it being understood that any Damages suffered or incurred by the Surviving Corporation shall be recoverable under this Section 10 by either Parent or the Surviving Corporation, but not both of them).

10.3 Certain Limitations.

(a) Subject to Section 10.3(c), the Indemnitees shall not be entitled to recover any Damages pursuant to Section 10.2(a)(i), Section 10.2(a)(ii), Section 10.2(a)(iii) or 10.2(a)(ix) (as it relates to Legal Proceedings that give rise to indemnification claims by Parent under Sections 10.2(a)(i), 10.2(a)(ii) and 10.2(a)(iii)) for any inaccuracy in or breach of any representation or warranty of the Company (other than the representations in the certificate

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described in Section 7.7(h) with respect to the Aggregate Transaction Expense Amount and the Closing Cash Amount) until such time as the cumulative amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $500,000 in the aggregate. At such time as the cumulative amount of such Damages exceeds $500,000 in the aggregate, the Indemnitees shall be entitled to recover the amount of such Damages in excess of $200,000.

(b) Subject to Section 10.3(c), recourse to the Escrow Fund shall be the Indemnitees’ sole and exclusive remedy for monetary Damages resulting from the matters referred to in Section 10.2(a).

(c) The limitations set forth in Sections 10.3(a) and 10.3(b) shall not apply (i) in the case of fraudulent or intentional misrepresentation or (ii) subject to Sections 10.3(d) and 10.3(e), to any Damages arising or resulting from or connected with any inaccuracy in or breach of any of the Specified Representations.

(d) Notwithstanding anything to the contrary contained in this Agreement, except in the case of fraudulent or intentional misrepresentation, the Indemnitees shall not be entitled to recover directly from any Non-Dissenting Stockholder any Damages pursuant to Section 10.2(a)(i), Section 10.2(a)(ii), Section 10.2(a)(iii) or 10.2(a)(ix) (as it relates to Legal Proceedings that give rise to indemnification claims by Parent under Sections 10.2(a)(i), 10.2(a)(ii) and 10.2(a)(iii)) for any inaccuracy in or breach of any of the Specified Representations until such time as the cumulative amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, as a result of any inaccuracy in or breach of any of the Specified Representations, exceeds the aggregate Net Value of all Forfeited Options that shall have been forfeited or cancelled prior to such time. If the cumulative amount of such Damages exceeds the aggregate Net Value of all Forfeited Options that shall have been forfeited or cancelled prior to the date such claim for Damages is finally resolved, then the Indemnitees shall be entitled to be recover directly from Non-Dissenting Stockholders the amount of such Damages in excess of the aggregate Net Value of all Forfeited Options that shall have been forfeited or cancelled prior to such date. The provisions of this Section 10.3(d) shall not apply to any claim by an Indemnitee against the Escrow Fund with respect to any matter described in this Section 10.3(d).

(e) Notwithstanding anything to the contrary contained in this Agreement, except in the case of fraudulent or intentional misrepresentation, the maximum amount that the Indemnitees are entitled to recover directly from any Non-Dissenting Stockholder under Section 10.2 with respect to any Damages shall be the lesser of (i) the product of (A) the percentage derived by deducting the Applicable Percentage (as defined in clause “(g)” below) from 50%, multiplied by (B) the amount of cash that such Non-Dissenting Stockholder actually receives pursuant to this Agreement, or (ii) the product of (x) such Non-Dissenting Stockholder’s Escrow Percentage multiplied by (y) the amount of such Damages (it being understood that (1) recovery by an Indemnitee from the Escrow Fund of amounts held on behalf of such Non-Dissenting

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Stockholder in the Escrow Fund shall not be included in calculating such maximum amount and amounts held on behalf of such Non-Dissenting Stockholder in the Escrow Fund shall not be deemed to have been “actually received” for purposes of this Section 10.3(e) and (2) recovery by an Indemnitee of any amount pursuant to any right of setoff against any cash otherwise payable or distributable to a Non-Dissenting Stockholder shall not be included in calculating such maximum amount and such setoff amounts shall not be deemed to have been “actually received” for purposes of this Section 10.3(e)). The provisions of this Section 10.3(e) shall not apply to any claim by an Indemnitee against the Escrow Fund.

(f) Nothing in this Agreement shall limit the rights or remedies of any Indemnitee against any particular Non-Dissenting Stockholder, or the Liability of any particular Non-Dissenting Stockholder, for a breach by such particular Non-Dissenting Stockholder of any provision of any agreement (other than this Agreement) executed and delivered by such Non-Dissenting Stockholder in connection with the transactions contemplated by this Agreement.

(g) For purposes of this Agreement, “Applicable Percentage” shall mean the percentage corresponding to a fraction having (1) a numerator equal to $10,000,000 and (2) a denominator equal to the aggregate amount of Merger Consideration to be received by all Non-Dissenting Stockholders in exchange for all such Non-Dissenting Stockholders’ shares of Company Capital Stock in the Merger.

10.4 No Contribution. Without limiting the provisions of Section 6.12, each Non-Dissenting Stockholder waives, and acknowledges and agrees that such Non-Dissenting Stockholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Parent or against the Surviving Corporation or any of the other Acquired Corporations in connection with any indemnification obligation or any other liability to which such Non-Dissenting Stockholder may become subject under or in connection with this Agreement.

10.5 Insurance Proceeds. To the extent that any Indemnification Claim is covered by insurance held by Parent, the Surviving Corporation or the Indemnitee, or for which Parent, the Surviving Corporation or the Indemnitee is the beneficiary, such Indemnitee shall be entitled to indemnification pursuant to this Section 10 only with respect to the amount of Damages that are in excess of the proceeds actually received by Parent, the Surviving Corporation or such Indemnitee pursuant to such insurance with respect to the matter for which such Indemnitee was seeking indemnification hereunder (net of any increased or retrospective premium or other costs or expenses incurred by such Indemnitee in connection with or resulting from such insurance claim). If an Indemnitee actually receives such insurance proceeds with respect to any Indemnification Claim after such Indemnification Claim has been fully paid to such Indemnitee out of the Escrow Fund or by one or more Non-Dissenting Stockholders, and such Indemnitee submitted a claim for such insurance coverage to the applicable insurance company on or prior to the Expiration Date, then upon receipt by such Indemnitee of such insurance proceeds, such Indemnitee shall repay to the Escrow Fund or to the applicable Non-Dissenting Stockholder(s) who paid such Indemnification Claim an amount equal to the lesser of (a) the amount of such Indemnification Claim actually received by such Indemnitee out of the Escrow Fund or from such Non-Dissenting Stockholder(s), or (b) the proceeds actually received by such Indemnitee

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pursuant to such insurance with respect to the matter for such Indemnitee received such indemnification payment (net of any increased or retrospective premium or other costs or expenses incurred by such Indemnitee in connection with or resulting from such insurance claim). If the Indemnification Claim is covered by insurance held by Parent, the Surviving Corporation or the Indemnitee, then the party holding such insurance shall use commercially reasonable efforts to submit a claim for such insurance coverage as soon as practicable after the discovery of such claim.

10.6 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any Indemnitee may be entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 10, (a) Parent shall notify the Stockholders’ Representative promptly after Parent receives written notice of such claim or Legal Proceeding (it being understood that any failure by Parent to so notify the Stockholders’ Representative shall have no effect on an Indemnitee’s ability to recover Damages pursuant to this Section 10), and (b) Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably acceptable to the Stockholders’ Representative. If Parent so proceeds with the defense of any such claim or Legal Proceeding: (i) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid from the Escrow Fund or, if such claim or Legal Proceeding relates to any matter referred to in Section 10.2(b), by the Key Stockholder or Key Stockholders obligated to hold harmless, indemnify, compensate and reimburse such Indemnitee; (ii) the Stockholders’ Representative and each Key Stockholder shall make available to Parent any documents and materials that Parent determines in good faith may be necessary to the defense of such claim or Legal Proceeding; and (iii) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Stockholders’ Representative, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Parent requests that the Stockholders’ Representative consent to a settlement, adjustment or compromise, the Stockholders’ Representative shall not unreasonably withhold or delay such consent). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders’ Representative shall (at the sole expense of the Non-Dissenting Stockholders or, if such claim or Legal Proceeding relates to any matter referred to in Section 10.2(b), by the Key Stockholder or Key Stockholders obligated to hold harmless, indemnify, compensate and reimburse such Indemnitee) proceed with the defense of such claim or Legal Proceeding with counsel reasonably acceptable to Parent; provided, however, that the Stockholders’ Representative may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

10.7 Setoff. Nothing in this Section 10 shall limit any rights of setoff or other similar rights that Parent or any of the other Indemnitees may have at common law or otherwise.

10.8 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any

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indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.9 Indemnification Claims; Escrow Arrangements.

(a) If any Indemnitee has incurred or suffered or expects in good faith that it could reasonably be expected incur or suffer, Damages for which it is or would be entitled to be held harmless, indemnified, compensated or reimbursed under this Section 10, such Indemnitee may deliver a notice to the Stockholders’ Representative (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification, compensation and reimbursement described in such Notice of Indemnification Claim being referred to as an “indemnification claim”), which shall (i) state that such Indemnitee believes that that there is or has been an inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Section 10, (ii) contain a reasonably detailed description of the circumstances supporting such Indemnitee’s belief that there is or has been such an inaccuracy or breach or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed, including a reference to the section of this Agreement that such Indemnitee then believes provides a basis for such claim, (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of the Damages that have arisen or that such Indemnitee expects in good faith to arise as a result of the inaccuracy, breach or other matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”), and (iv) specify whether the indemnification claim described in such notice is being made by such Indemnitee (A) pursuant to Section 10.2(a) other than as the result of a breach of a Specified Representation (a “General Indemnity Claim”), (B) pursuant to Section 10.2(a) as a result of a breach of a Specified Representation (a “Specified Indemnity Claim”) or (C) against a particular Key Stockholder pursuant to Section 10.2(b) (a “Key Stockholder Claim”).

(b) During the 30-day period commencing upon the delivery by an Indemnitee to the Stockholders’ Representative of a Notice of Indemnification Claim (the “Dispute Period”), the Stockholders’ Representative shall deliver to the Indemnitee a written response (the “Response Notice”) in which the Stockholders’ Representative: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnitee. Any part of the Claimed Amount that is not agreed by the Stockholders’ Representative to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Stockholders’ Representative asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not received by the Indemnitee prior to the expiration of the Dispute Period, then the Stockholders’ Representative shall be conclusively and irrevocably deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

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(c) If the Stockholders’ Representative delivers a Response Notice to the Indemnitee agreeing that the full Claimed Amount is owed to the Indemnitee, or if the Stockholders’ Representative does not deliver a Response Notice to the Indemnitee during the Dispute Period, then, within three days following the earlier of the delivery of such Response Notice to the Indemnitee or the expiration of the Dispute Period:

(i) if the indemnification claim is a General Indemnity Claim or a Specified Indemnity Claim, then upon the written request of Parent, Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the Indemnitee from the Escrow Fund an amount equal to the lesser of (A) the full Claimed Amount or (B) the entire amount of any cash remaining in the Escrow Fund;

(ii) if the indemnification claim is a Specified Indemnity Claim, then subject to the provisions of Section 10.3(d), upon the written request of Parent, the Non-Dissenting Stockholders shall pay to the Indemnitee, in cash, an amount equal to the excess (if any) of (A) the full Claimed Amount over (B) the amount paid to the Indemnitee out of the Escrow Fund pursuant to Section 10.9(c)(i) with respect to such Specified Indemnity Claim; and

(iii) if the indemnification claim is a Key Stockholder Claim, the particular Key Stockholder that is responsible for satisfying such indemnification claim shall pay the full Claimed Amount to the Indemnitee in cash.

(d) If the Stockholders’ Representative delivers a Response Notice during the Dispute Period to the Indemnitee agreeing that less than the full Claimed Amount is owed to the Indemnitee (such amount as is agreed to be owed the “Agreed Amount”), then, within three days following the delivery of such Response Notice to the Indemnitee:

(i) if the indemnification claim is a General Indemnity Claim or a Specified Indemnity Claim, then upon the written request of Parent, Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the Indemnitee from the Escrow Fund an amount equal to the lesser of (A) the Agreed Amount or (B) the entire amount of any cash remaining in the Escrow Fund;

(ii) if the indemnification claim is a Specified Indemnity Claim, then subject to the provisions of Section 10.3(d), upon the written request of Parent, the Non-Dissenting Stockholders shall pay to the Indemnitee, in cash, an amount equal to the excess (if any) of (A) the Agreed Amount over (B) the amount paid to the Indemnitee out of the Escrow Fund pursuant to Section 10.9(d)(i) with respect to such Specified Indemnity Claim; and

(iii) if the indemnification claim is a Key Stockholder Claim, the particular Key Stockholder that is responsible for satisfying such indemnification claim shall pay the Agreed Amount to the Indemnitee in cash.

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(e) If the Stockholders’ Representative delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, the Stockholders’ Representative and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount in a mutually convenient location. One individual who is not an attorney and who has full settlement authority shall represent each side. That person may have an assistant who is not an attorney. If the Indemnitee and the Stockholders’ Representative resolve such dispute in writing, then their resolution of such dispute shall be binding on the Stockholders’ Representative, the Key Stockholders, the other Non-Dissenting Stockholders and the Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Stockholders’ Representative. Within three days after the execution of such settlement agreement:

(i) if the indemnification claim is a General Indemnity Claim or a Specified Indemnity Claim, then upon the written request of Parent, Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the Indemnitee from the Escrow Fund an amount equal to the lesser of (A) the Stipulated Amount or (B) the entire amount of any cash remaining in the Escrow Fund;

(ii) if the indemnification claim is a Specified Indemnity Claim, then subject to the provisions of Section 10.3(d), upon the written request of Parent, the Non-Dissenting Stockholders shall pay to the Indemnitee, in cash, an amount equal to the excess (if any) of (A) the Stipulated Amount over (B) the amount paid to the Indemnitee out of the Escrow Fund pursuant to Section 10.9(e)(i) with respect to such Specified Indemnity Claim; and

(iii) if the indemnification claim is a Key Stockholder Claim, the particular Key Stockholder that is responsible for satisfying such indemnification claim shall pay the Stipulated Amount to the Indemnitee in cash.

(f) If the Stockholders’ Representative and the Indemnitee are unable to resolve the dispute relating to any Contested Amount during the 30-day period commencing upon the delivery of the Response Notice (the “Initial Resolution Period”), either party may request non-binding mediation with the assistance of a neutral mediator from a recognized mediation service. The party requesting the mediation shall arrange for the mediation services, subject to the approval of the other party, which the other party shall not withhold or delay unreasonably. Mediation shall take place in a neutral, mutually convenient location. Mediation may be scheduled to begin any time after expiration of the Initial Resolution Period, but with at least 20 days’ notice to all parties. The persons attending the mediation shall have the authority to accept a settlement. The party requesting the mediation shall bear the cost of mediation except as provided elsewhere in this Agreement.

(g) If the Stockholders’ Representative and the Indemnitee are unable to resolve the dispute relating to any Contested Amount during the Initial Resolution Period, and neither party requests mediation, then either the Indemnitee or the Stockholders’ Representative may submit the contested portion of the indemnification claim to binding arbitration in Orange County, California or Salt Lake City, Utah in accordance with the JAMS Streamlined Arbitration

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Rules then in effect if the amount in controversy is less than $250,000, or the JAMS Comprehensive Arbitration Rules and Procedures then in effect if the amount in controversy is $250,000 or more. Arbitration will be conducted by one arbitrator (or three arbitrators if the amount in controversy exceeds $250,000), who shall be independent from all of the parties to such controversy and shall be mutually selected by Parent and the Stockholders’ Representative; provided, however, that if Parent and the Stockholders’ Representative fail to mutually select an arbitrator within 15 business days after the contested portion of the indemnification claim is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Streamlined Arbitration Rules then in effect if the amount in controversy is less than $250,000, or its Comprehensive Arbitration Rules and Procedures then in effect if the amount in controversy is $250,000 or more. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing. The parties shall be entitled to only limited discovery at the discretion of the arbitrator, and agree that any discovery shall be completed at least 10 days prior to the commencement of the arbitration hearing. The decision of the arbitrator shall relate solely: (i) to whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnitee is entitled to recover; and (ii) to the determination of whether the Indemnitee is the prevailing party as provided below. The final decision of the arbitrator shall be furnished to the Stockholders’ Representative, the Indemnitee and the Escrow Agent in writing, shall constitute a conclusive determination of the issues in question, binding upon the Stockholders’ Representative, the Key Stockholders, the other Non-Dissenting Stockholders and the Indemnitee and shall not be contested by any of them. If the Indemnitee is determined by the arbitrator to be the prevailing party, then the aggregate dollar amount of the arbitrator’s award to the Indemnitee shall be increased by the amount of the reasonable expenses (including reasonable attorneys’ fees) of the Indemnitee, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses). If the Indemnitee is determined by the arbitrator not to be the prevailing party and the arbitrator determines that the Stockholders’ Representative is the prevailing party, then any amount awarded by the arbitrator to the Indemnitee shall be reduced by the amount of the reasonable expenses (including reasonable attorneys’ fees) of the Stockholders’ Representative, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses), and if no amount is awarded to the Indemnitee, the Indemnitee shall reimburse the Stockholders’ Representative for its reasonable expenses (including reasonable attorneys’ fees) and pay the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses). For purposes of this Agreement, an Indemnitee shall be deemed to be the prevailing party only if such Indemnitee is awarded an amount in excess of the maximum amount offered by the Stockholder Representative after delivery of the applicable Response Notice, and the Non-Dissenting Stockholders shall be deemed to be the prevailing party only if he or she obtains a defense verdict or has entered against him or her an award less than the maximum amount offered by the Stockholder Representative at any time after the delivery of the applicable Response Notice. If the arbitrator determines that the actions of a party or its counsel have unreasonably or unnecessarily delayed the resolution of the matter, the arbitrator may in its discretion require such party to pay all or part of cost of the mediation and arbitration proceedings payable by the other party and may

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require such party to pay all or part of the attorneys’ fees of the other party, regardless of which party is the prevailing party. Within three days following the receipt of the final award of the arbitrator setting forth the aggregate amount owed to the Indemnitee (the “Award Amount”):

(i) if the indemnification claim is a General Indemnity Claim or a Specified Indemnity Claim, then upon the written request of Parent, Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the Indemnitee from the Escrow Fund an amount equal to the lesser of (A) the Award Amount or (B) the entire amount of any cash remaining in the Escrow Fund;

(ii) if the indemnification claim is a Specified Indemnity Claim, then subject to the provisions of Section 10.3(d), upon the written request of Parent, the Non-Dissenting Stockholders shall pay to the Indemnitee, in cash, an amount equal to the excess (if any) of (A) the Award Amount over (B) the amount paid to the Indemnitee out of the Escrow Fund pursuant to Section 10.9(g)(i) with respect to such Specified Indemnity Claim; and

(iii) if the indemnification claim is a Key Stockholder Claim, the particular Key Stockholder that is responsible for satisfying such indemnification claim shall pay the Award Amount to the Indemnitee in cash.

(h) Within 10 days after the Expiration Date, if the amount of cash remaining in the Escrow Fund (the “Escrow Balance”) exceeds the aggregate amount of Damages for which indemnification is being sought under Section 10.2 pursuant to all Notices of Indemnification Claims delivered prior to the Expiration Date that have not been finally resolved and paid prior to the Expiration Date in accordance with this Section 10.9 (each, an “Unresolved Escrow Claim”), Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to each Non-Dissenting Stockholder from the Escrow Fund, subject to the provisions of Section 3.2 of the Escrow Agreement, an amount equal to the product of (i) such Non-Dissenting Stockholder’s Escrow Percentage and (ii) the amount by which the Escrow Balance exceeds the aggregate amount of such Damages claimed in such Notices of Indemnification Claims.

(i) Following the Expiration Date, if an Unresolved Escrow Claim is finally resolved, Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent, within three days after the final resolution of such Unresolved Escrow Claim and the payment to the Indemnitee of all amounts payable to the Indemnitee from the Escrow Fund, a written notice instructing the Escrow Agent to disburse to each Non-Dissenting Stockholder from the Escrow Fund, subject to the provisions of Section 3.2 of the Escrow Agreement, an amount equal to the product of (i) such Non-Dissenting Stockholder’s Escrow Percentage and (ii) the amount by which the Escrow Balance exceeds the aggregate amount of Damages claimed in Notices of Indemnification Claims with respect to all remaining Unresolved Escrow Claims.

(j) Notwithstanding anything contained in this Agreement or the Escrow Agreement to the contrary, in the event that there is a pending General Indemnity Claim or a pending Key Stockholder Claim brought by Parent directly against any Non-Dissenting

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Stockholder that has not been finally resolved and paid in accordance with this Section 10.9 at the time that any distribution to such Non-Dissenting Stockholder is to be made from the Escrow Fund in accordance with Section 10.9(h) or 10.9(i), Parent may, in its sole discretion, elect to require the Escrow Agent to deduct from the amount that would otherwise be distributed to such Non-Dissenting Stockholder, and to retain in the Escrow Fund, the aggregate amount claimed by the Indemnitee to be owed by such Non-Dissenting Stockholder pending final resolution and payment of the Indemnitee’s indemnification claim against such Non-Dissenting Stockholder.

(k) The parties agree that any amount paid to any Indemnitee pursuant to this Section 10 shall be treated as a reduction in the Aggregate Transaction Value for federal income tax purposes.

SECTION 11. MISCELLANEOUS PROVISIONS

11.1 Stockholders’ Representative.

(a) The Key Stockholders (by virtue of their execution of this Agreement) and the other Non-Dissenting Stockholders (by virtue of the approval of the Merger and the adoption of this Agreement) hereby irrevocably nominate, constitute and appoint The Canopy Group, Inc. as the Stockholders’ Representative and the agent and true and lawful attorney-in-fact of the Non-Dissenting Stockholders, with full power of substitution, to act in the name, place and stead of the Non-Dissenting Stockholders for purposes of executing any documents and taking any actions that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in all matters relating to or arising out of this Agreement, including in connection with any claim for indemnification, compensation or reimbursement under Section 10 or under the Escrow Agreement. The Canopy Group, Inc. hereby accepts its appointment as the Stockholders’ Representative.

(b) The Non-Dissenting Stockholders (by virtue of the approval of the Merger and the adoption of this Agreement) grant to the Stockholders’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Non-Dissenting Stockholders (in the name of any or all of the Non-Dissenting Stockholders or otherwise) any and all documents that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 11.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other Contract executed in connection with the Contemplated Transactions, each Indemnitee shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to Section 10 and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Non-Dissenting Stockholder by the Stockholders’ Representative with respect to matters relating to Section 10 or the Escrow Agreement, and on any other action taken or purported to be taken on behalf of any Non-Dissenting Stockholder by the Stockholders’ Representative with respect to matters relating to Section 10 or the Escrow Agreement, as fully binding upon such Non-Dissenting Stockholder. Notwithstanding anything to the contrary contained in this Section 11.1, the Stockholders’ Representative shall not have the

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authority to execute, deliver, acknowledge, certify, file or take any other action (other than actions ministerial in nature) without the prior written consent of Allen & Buckeridge Asset Management Limited, as Trustee for Allen & Buckeridge III.

(c) The power of attorney granted in Section 11.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Representative; and (iii) shall survive the dissolution, death or incapacity of each of the Non-Dissenting Stockholders.

(d) If the Stockholders’ Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Non-Dissenting Stockholders, then the Key Stockholders shall, within 10 days after such death or disability, appoint a successor agent for the Non-Dissenting Stockholders and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Stockholders’ Representative” for purposes of this Agreement. If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to the Key Stockholders.

(e) All expenses incurred by the Stockholders’ Representative in connection with the performance of its duties as Stockholders’ Representative shall be borne and paid exclusively by the Key Stockholders. All of the indemnities, immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the termination of this Agreement.

(f) The Stockholders’ Representative shall not be liable to any of the Non-Dissenting Stockholders for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith and in the exercise of reasonable judgment. The Non-Dissenting Stockholders shall indemnify the Stockholders’ Representative and hold the Stockholders’ Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of the Stockholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders’ Representative.

11.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

11.3 Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled). For purposes of this Agreement, any party bringing an action against another party shall be deemed to be the prevailing party only if such party is awarded an amount in excess of the maximum amount offered by the opposing party after the filing of the complaint in such action, and the defending party shall be deemed to be the prevailing party only such party obtains a defense verdict or has entered against such party an award less than the maximum amount offered by such party at any time after the filing of the complaint in such action.

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11.4 Fees and Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees, accounting fees and investment banking fees) that have been incurred or that are incurred by or on behalf of such party in connection with the Contemplated Transactions; provided, however, that Parent shall pay all filing fees in connection with the filing by the parties of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any other Antitrust Law.

11.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Quest Software, Inc.

8001 Irvine Center Drive

Irvine, CA 92618

Attention: General Counsel

Facsimile: (949) 754-8999

with a copy to:

Cooley Godward LLP.

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: David A. Lipkin

Facsimile: (650) 849-7400

if to the Company:

Vintela, Inc.

333 South 520 West, Suite 100

Lindon, Utah 84042

Attention: Chris Skillings

Facsimile: (801) 655-2525

with a copy to:

Durham Jones & Pinegar, P.C.

111 E. Broadway, Suite 900

Salt Lake City, UT 84111

Attention: Russell K. Smith, Esq.

Facsimile: (801) 415-3500

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if to any Key Stockholder: to the respective addresses and facsimile numbers set forth beneath the names of the Key Stockholders on the signature pages of this Agreement with a copy to:

Ballard Spahr Andrews & Ingersoll, LLP

201 South Main Street, Suite 600

Salt Lake City, Utah 84111

Attention: David Rudd

Facsimile: (801) 531-3001

and a copy to:

Enterprise Law Group, Inc.

Menlo Oaks Corporate Center

4400 Bohannon Drive, Suite 280

Menlo Park, California 94025-1041

Attention: Wayland M. Brill, Esq. and

       Nelson D. Crandall, Esq.

Facsimile: (650) 462-4747

if to the Stockholders’ Representative:

The Canopy Group, Inc.

333 South 520 West, Suite 300

Attention: Bill Mustard

Facsimile: (801) 229-2458

with a copy to:

Ballard Spahr Andrews & Ingersoll, LLP

201 South Main Street, Suite 600

Salt Lake City, Utah 84111

Attention: David Rudd

Facsimile: (801) 531-3001

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and a copy to:

Enterprise Law Group, Inc.

Menlo Oaks Corporate Center

4400 Bohannon Drive, Suite 280

Menlo Park, California 94025-1041

Attn.: Wayland M. Brill, Esq. and

     Nelson D. Crandall, Esq.

Facsimile: (650) 462-4747

11.6 Confidentiality. Without limiting the generality of anything contained in Section 6.3, each Key Stockholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Key Stockholder’s possession that relates to the business of any Acquired Corporation or Parent.

11.7 Time of the Essence. Time is of the essence of this Agreement.

11.8 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.9 Counterparts and Exchanges by Facsimile Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.10 Governing Law; Venue.

(a) All questions with respect to the effects of the Merger shall be construed in accordance with, and governed in all respects by, the UBCA. All other questions convergent the construction, validity and interpretation of this Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Except as otherwise provided in Section 10.9 or in the Escrow Agreement, any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in Orange County, California. Each party to this Agreement: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Orange County, California; (ii) agrees that each state and federal court located in the State of California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in Orange County, California, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

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(c) Each Key Stockholder irrevocably constitutes and appoints the Stockholders’ Representative as his or her agent to receive service of process in connection with any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

11.11 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Key Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); Merger Sub and its successors and assigns (if any); and the Stockholders’ Representative and his personal representatives, executors, administrators, estates, heirs, successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the other Indemnitees (subject to Section 10.7); the Key Stockholders; the Stockholders’ Representative; current and former officers and directors of the Company to the extent set forth in Section 6.12; and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 10), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

11.12 Remedies Cumulative; Specific Performance. Except as otherwise set forth in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

11.13 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.14 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

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11.15 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided, however, that no amendment shall adversely affect the rights of any current or former director or officer of the Company under Section 6.12 without the written consent of such director or officer.

11.16 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.17 Parties in Interest. Except for the provisions of Sections 6.12 and 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.18 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

11.19 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement and Exhibit A and the Schedules to this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

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(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

QUEST SOFTWARE, INC., a California corporation

By:	/s/ M. Brinkley Morse
Name:	M. Brinkley Morse
Title:	SVP, Corporate Development

VELOCITY MERGER CORP., a Utah corporation

By:	/s/ M. Brinkley Morse
Name:	M. Brinkley Morse
Title:	SVP, Corporate Development

VINTELA, INC., a Utah corporation

By:	/s/ Chris Skillings
Name:	Chris Skillings
Title:	CEO

By:	/s/ D.R. Wilson
Name:	D.R. Wilson
Title:	President

THE CANOPY GROUP, INC., a Utah corporation, as a Key Stockholder

By:	/s/ William Mustard
Name:	William Mustard
Title:	President & CEO

Address:

Facsimile:

Merger Agreement Signature Page

ALLEN & BUCKERIDGE ASSET MANAGEMENT LIMITED, AS TRUSTEE FOR ALLEN & BUCKERIDGE III, as a Key Stockholder

By:	/s/ Roger G. Buckeridge
Name:	Roger G. Buckeridge
Title:	Director

Address:

Facsimile:

THE CANOPY GROUP, INC., a Utah corporation, as Stockholders’ Representative

By:	/s/ William Mustard
Name:	William Mustard
Title:	President & CEO

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and the Disclosure Schedule):

Acquired Corporations. “Acquired Corporations” shall mean the Company and each Subsidiary of the Company.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving: (a) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of any Acquired Corporation; (b) the issuance, disposition or acquisition of (i) capital stock or other equity securities of an Acquired Corporation constituting at least 25% of the voting power of all of the capital stock of such Acquired Corporation (other than Company Common Stock issued to employees of the Company upon exercise of Company Options in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire capital stock or other equity securities of an Acquired Corporation constituting at least 25% of the voting power of all of the capital stock of such Acquired Corporation, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for capital stock or other equity securities of an Acquired Corporation constituting at least 25% of the voting power of all of the capital stock of such Acquired Corporation; or (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving an Acquired Corporation.

Aggregate Transaction Expense Amount. “Aggregate Transaction Expense Amount” shall mean the aggregate dollar amount of (a) all Transaction Expenses (including legal fees and expenses, accounting fees and expenses and financial advisory fees and expenses) that are or have been paid or incurred by or on behalf of the respective Acquired Corporations at or prior to the Effective Time relating directly or indirectly to the consummation of the Merger or any of the other Contemplated Transactions, and (b) all Transaction Expenses that are payable or are expected to become payable or to be incurred by or on behalf of the respective Acquired Corporations at or after the Effective Time relating directly or indirectly to the consummation of the Merger or any of the other Contemplated Transactions.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with an Acquired Corporation within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Capital Stock. “Company Capital Stock” shall mean Company Common Stock and Company Preferred Stock.

Company Common Stock. “Company Common Stock” shall mean the common stock, no par value, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which an Acquired Corporation is a party; (b) by which an Acquired Corporation or any of its assets is or may become bound or under which an Acquired Corporation has, or may become subject to, any obligation; or (c) under which an Acquired Corporation has or may acquire any right or interest.

Company Employee. “Company Employee” shall mean any current or former employee, consultant, independent contractor or director of an Acquired Corporation.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, change in control, transaction bonus, consulting, relocation, repatriation or expatriation agreement or other Contract between an Acquired Corporation or a Company Affiliate and any Company Employee, other than any such Contract that is terminable “at will” and without any obligation on the part of an Acquired Corporation or any Company Affiliate to make any payments or provide any benefits in connection with termination of such Contract.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to or required to be contributed to by an Acquired Corporation for the benefit of any Company Employee, or with respect to which an Acquired Corporation has or may now or in the future have any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered an “Company Employee Plan.”

Company IP. “Company IP” shall mean (a) all Intellectual Property Rights in the Company Products and Company Software (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.9(a) of the Disclosure Schedule) and (b) all Intellectual Property Rights in which an Acquired Corporation has (or purports to have) an ownership interest or an exclusive license or similar exclusive right. However, “Company IP” does not include any patent application or patent that is owned by any Person who is not a current or former employee, officer or director of any Acquired Corporation and that is not identified (or required to be identified) in Part 2.9 of the Disclosure Schedule as owned by an Acquired Corporation.

Company IP Contract. “Company IP Contract” shall mean any Company Contract that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for an Acquired Corporation, including any source code escrow agreement.

Company Option. “Company Option” shall mean an option to acquire shares of Company Common Stock from the Company, whether vested or unvested.

Company Option Plan. “Company Option Plan” shall mean the Vintela, Inc. 2003 Stock Option Plan.

Company Pension Plan. “Company Pension Plan” shall mean any (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Stock. “Company Preferred Stock” shall mean Company Series A Preferred Stock and Company Series B Preferred Stock.

Company Product. “Company Product” shall mean any software product or other product that both (a) is currently being or at any time has been developed by or on behalf of any Acquired Corporation or any predecessor of an Acquired Corporation and (b) is currently being or at any time has been manufactured, marketed, distributed, licensed, sold or made available (as part of a service bureau, time-sharing, application service provider or similar arrangement or otherwise) by any of the Acquired Corporations.

Company Series A Preferred Stock. “Company Series A Preferred Stock” shall mean the Preferred Stock, Series A, no par value, of the Company.

Company Series B Preferred Stock. “Company Series B Preferred Stock” shall mean the Preferred Stock, Series B, no par value, of the Company.

Company Software. “Company Software” shall mean any software (including software development tools and software embedded in hardware devices, and all updates, upgrades, releases, enhancements and bug fixes) that has been developed (or is currently being developed) by or on behalf of an Acquired Corporation at any time.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the transactions and other matters contemplated by the Agreement, including the Merger and the solicitation and obtaining of Written Consents.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, certificate, warranty, proxy, insurance policy, benefit plan or legally binding commitment, arrangement or undertaking of any nature.

Damages. “Damages” shall include any loss, damage (including consequential, indirect and special damages), injury, decline in value, lost profits, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

Default. “Default” shall have the meaning specified in the Note.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Key Stockholders.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End User License. “End User License” shall mean an end user license to one or more Company Products granted by an Acquired Corporation in the ordinary course of business and consistent with past practice.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent. “Escrow Agent” shall mean U.S. Bank National Association/U.S. Bank Corporate Escrow Services.

Escrow Agreement. “Escrow Agreement” shall mean the escrow agreement to be entered into among Parent, the Stockholders’ Representative and the Escrow Agent on the Closing Date, substantially in the form of Exhibit C to the Agreement.

Escrow Fund. “Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement.

Escrow Percentage. “Escrow Percentage” shall mean, with respect to each Non-Dissenting Stockholder, the percentage corresponding to a fraction having (1) a numerator equal to the aggregate amount of Merger Consideration to be received by such Non-Dissenting Stockholder in exchange for such Non-Dissenting Stockholder’s shares of Company Capital Stock in the Merger and (2) a denominator equal to the aggregate amount of Merger Consideration to be received by all Non-Dissenting Stockholders in exchange for all such Non-Dissenting Stockholders’ shares of Company Capital Stock in the Merger.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Expiration Date. “Expiration Date” shall mean the date that is 18 months after the Closing Date.

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan. “Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States to which any Acquired Corporation is subject; (b) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; and (c) any Company Employee Plan that covers or has covered any Company Employee whose services are or have been performed primarily outside of the United States.

Forfeited Option. “Forfeited Option” shall mean an Assumed Option that shall have been forfeited or cancelled (without ever having been exercised) prior to the scheduled expiration date of such Assumed Option during the period between the Effective Time and the Expiration Date (it being understood that such scheduled expiration date shall be determined without regard to any earlier termination of such Assumed Option by reason of a termination of the holder’s employment).

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASD).

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Harmful Code. “Harmful Code” shall mean any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other software code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnitees. “Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the stockholders of the Company shall not be deemed to be “Indemnitees.”

Intellectual Property. “Intellectual Property” shall mean algorithms, APIs, apparatus, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, continuations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Key Stockholder Transaction Agreements. “Key Stockholder Transaction Agreements” shall mean, with respect to any Key Stockholder, the Release to which such Key Stockholder will become a party and the Key Stockholders Certificate executed by such Key Stockholder.

Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual has actual knowledge of such fact or other matter or (b) an ordinary and prudent business person employed in the same capacity in the same type and size of business as such individual would reasonably be expected to have actual knowledge of such fact or other matter. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any of the individuals identified on Schedule II to the Agreement has Knowledge of such fact or other matter; provided, however, that (i) with respect to the representations and warranties qualified as to “Knowledge” set forth in the first sentence of Section 2.9(g) and in Section 2.9(g)(i), the Company shall also be deemed to have “Knowledge” of any patents or patent applications that any employee, agent or representative (including attorneys) of any Acquired Corporation (or any predecessor to an Acquired Corporation) discovered in the course of preparing, filing and prosecuting the Acquired Corporations’ patent applications, and (ii) ”Knowledge” as it relates to Intellectual Property matters shall not assume or require any patent searches, trademark, service mark or trade name searches, or other intellectual property due diligence on the part of the Company or any individual identified on Schedule II to the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Material Adverse Effect. “Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter that (considered together with all other changes, events, effects, claims, circumstances or matters) is, or could reasonably be expected to be or to become, materially adverse to (a) the business, condition, assets, capitalization, Intellectual Property, liabilities, results of operations, financial performance or contractual relationships of the

Acquired Corporations taken as a whole, (b) Parent’s right to own the stock of the Surviving Corporation or (c) the ability of the Company or any of the Key Stockholders to perform any of its, her or his covenants or obligations under the Agreement or under any other Contract contemplated by the Agreement to be entered into by such Persons.

Materials of Environmental Concern. “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.Net Value. “Net Value” shall mean, with respect to each Forfeited Option, the dollar amount determined by multiplying (A) the amount by which the Parent Closing Date Stock Price exceeds the exercise price per share of Parent Common Stock that was subject to such Forfeited Option at the time of its forfeiture or cancellation by (B) the number of shares of Parent Common Stock that were subject to such Forfeited Option at the time of its forfeiture or cancellation.

Non-Dissenting Stockholder. “Non-Dissenting Stockholder” shall mean each stockholder of the Company that does not perfect such stockholder’s dissenters’ rights under the UBCA and is otherwise entitled to receive Merger Consideration pursuant to Section 1.5.

Note. “Note” shall mean the Initial Note issued pursuant to the terms of the Note Purchase Agreement.

Note Purchase Agreement. “Note Purchase Agreement” shall mean the Senior Secured Convertible Note Purchase Agreement, dated as of November 15, 2004, between the Company and Microsoft Capital Corporation.

Obligations. “Obligations” shall have the meaning specified in the Note Purchase Agreement.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Common Stock. “Parent Common Stock” shall mean the common stock, no par value, of Parent.

PBGC. “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall mean the period from the date of the Agreement through the Effective Time.

Predecessor Corporation. “Predecessor Corporation” shall mean each corporation or other Entity that has been merged into any of the Acquired Corporations, or that has directly or indirectly transferred or conveyed any material assets to any of the Acquired Corporations.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or formally issued (such as the issuance of a patent) under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean officers, directors, employees, partners, agents, attorneys, accountants, advisors and representatives.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Specified Representations. “Specified Representations” shall mean: (a) the representations and warranties set forth in Sections 2.3 and 2.9(c)(i); (b) the representations and warranties set forth in the certificate referred to in Section 7.7(h), to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence, and (c) the representations and warranties set forth in any other certificate delivered to Parent pursuant to the Agreement, to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Third Party Software. “Third Party Software” shall mean all software (and associated documentation) that (a) was not developed by or on behalf of any Acquired Corporation or its predecessor, (b) is licensed to any Acquired Corporation by a third party on a nonexclusive basis (including “open source” licenses), and (c) is not incorporated into or part of any Company Product, but rather is distributed with or without modification by the Acquired Corporations with or independent of one or more Company Products, provided that in the event of modification, the modifications by or on behalf of an Acquired Corporation are not Third Party Software, but only the original is Third Party Software.

Transaction Expense. “Transaction Expense” shall mean any fee, cost, expense, payment, expenditure or liability of the Company or any other Acquired Corporation (including legal fees and expenses, accounting fees and expenses and financial advisory fees and expenses), whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at or after the Effective Time, that:

(a) relates directly or indirectly to (i) the investigation and review conducted by Parent and its Representatives with respect to the business of the Acquired Corporations (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (ii) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Disclosure Schedule), the Information Statement or any certificate, opinion, Contract or other instrument or document delivered or to be delivered in connection with any of the Contemplated Transactions, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Contemplated Transactions, (iv) the participation by the Company in any proceedings or negotiations of the type referred to in Section 6.1 of the Agreement, or (v) the consummation of the Merger or any of the other Contemplated Transactions; or

(b) arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or any of the other Contemplated Transactions.

SCHEDULE I

Key Stockholders

The Canopy Group, Inc.

Allen & Buckeridge III

SCHEDULE II

“Knowledge”

Chris Skillings

Dave Wilson

Brad Angus

Joe Grettenberger

Matt Peterson

Glen Lewis

Jonathan Nassar

Dean Povey

Bill Mustard

John Scull

Mark Lang